Exhibit 4.3

US$608,000,000 Loan Agreement

Dated 30 July 2013

(1)	Malt LNG Netherlands Holdings B.V.

(as Borrower)

(2)	The Various Lenders

(as Lenders)

(3)	DNB Bank ASA, New York Branch

ABN AMRO Capital USA LLC

ING Bank N.V., London Branch

DVB Bank America N.V.

Citibank, N.A., London Branch

Danish Ship Finance A/S

SGBT Asset Based Funding S.A.

Development Bank of Japan Inc.

(as Tranche A Mandated Lead Arrangers)

(4)	Mizuho Bank, Ltd

(as Tranche B Mandated Lead Arranger)

(5)	DNB Markets Inc.

ABN AMRO Capital USA LLC

ING Bank N.V., London Branch

(as Tranche A Bookrunners)

(6)	Mizuho Bank, Ltd

(as Tranche B Bookrunner)

(7)	DNB Markets Inc.

ABN AMRO Capital USA LLC

ING Bank N.V., London Branch

(as Structuring Banks)

(8)	DNB Bank ASA, New York Branch

(as Agent)

(9)	ABN AMRO Capital USA LLC

(as Documentation Agent)

Stephenson Harwood LLP 1 Finsbury Circus London EC2M 7SH Tel +44 20 7329 4422 Fax +44 20 7329 7100 DX No. 64 Chancery Lane www.shlegal.com

Contents

		Page

1	Definitions and Interpretation	2

2	The Loan and its Purpose	22

3	Conditions of Utilisation	22

4	Advance	23

5	Repayment	24

6	Prepayment	24

7	Interest	27

8	Indemnities	29

9	Fees	34

10	Security and Application of Moneys	34

11	Representations and Warranties	36

12	Undertakings and Covenants	41

13	Events of Default	50

14	Assignment and Sub-Participation	54

15	The Agent and the Lenders	56

16	Set-Off	70

17	Payments	70

18	Notices	72

19	Partial Invalidity	74

20	Remedies and Waivers	74

21	Miscellaneous	74

22	Confidentiality	75

23	Law and Jurisdiction	78

Schedule 1	The Lenders and the Commitments	80

Schedule 2	Conditions Precedent and Subsequent	84
	Part I:	84
	Conditions precedent to service of Drawdown Notice	84
	Part II A:	87
	Conditions precedent to the Drawdown Date	87

Loan Agreement

Dated 30 July 2013

Between:

(1)	Malt LNG Netherlands Holdings B.V., a limited liability company formed and existing under the laws of The Netherlands having its corporate seat in Amsterdam, the Netherlands and its registered office at Singel 540 Unit 2.02, D. 1017AZ Amsterdam, the Netherlands and registered in the commercial register (handelsregister) under number 58366016 (the “Borrower”); and

(2)	the banks listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1 (together the “Lenders” and each a “Lender”); and

(3)	DNB Bank ASA, New York Branch acting through its office at 200 Park Avenue, New York, NY 10166-0396, United States of America, ABN AMRO Capital USA LLC acting through its office at 17th Floor, 100 Park Avenue, NY 10017, New York, United States of America, ING Bank N.V., London Branch acting through its office at 60 London Wall, London EC2M 5TQ, England, DVB Bank America N.V. acting through its office at Zeelandia Office Park, Kaya W.F.G Mensing 14, Willemstad, Curacao, Citibank, N.A., London Branch acting through its office at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, Danish Ship Finance A/S acting through its office at Sankt Annae Plads 3, DK-1250 Copenhagen K, Denmark, SGBT Asset Based Funding S.A. acting through its office at 15, Boulevard Prince Henri, L-1724 Luxembourg and Development Bank of Japan Inc. acting through its office at Otemachi Financial City South Tower 9-6, Otemachi 1-chome, Chiyoda-ku, Tokyo, Japan acting as mandated lead arrangers in respect of Tranche A (in that capacity each a “Tranche A MLA” and together the (“Tranche A MLAs”); and

(4)	Mizuho Bank, Ltd acting through its office at 2-5-1 Marunouchi, Chiyoda-ku, Tokyo, 100-8333, Japan acting as mandated lead arranger in respect of Tranche B (in that capacity the “Tranche B MLA” and together with the Tranche A MLAs, the “MLAs” and each an “MLA”); and

(5)	DNB Markets Inc. acting through its office at 200 Park Avenue, New York, NY 10166-0396, United States of America, ABN AMRO Capital USA LLC, acting through its office at 17th Floor, 100 Park Avenue, NY 10017, New York, United States of America and ING Bank N.V., London Branch acting through its office at 60 London Wall, London EC2M 5TG, England, acting as bookrunners in respect of Tranche A (in that capacity each a “Tranche A Bookrunner” and together the “Tranche A Bookrunners”); and

(6)	Mizuho Bank, Ltd acting through its office at 2-5-1 Marunouchi, Chiyoda-ku, Tokyo, 100-8333, Japan, acting as bookrunners in respect of Tranche B (in that capacity the “Tranche B Bookrunner” and together with the Tranche A Bookrunners the “Bookrunners” and each a “Bookrunner”); and

(7)

DNB Markets Inc. acting through its office at 200 Park Avenue, New York, NY 10166-0396, United States of America, ABN AMRO Capital USA LLC acting through its office at 17th Floor, 100 Park Avenue, NY 10017, New York, United States of

America and ING Bank N.V., London Branch acting through its office at 60 London Wall, London EC2M 5TG, England, acting as structuring banks (in that capacity each a “Structuring Bank” and together the “Structuring Banks”); and

(8)	DNB Bank ASA, New York Branch, acting through its office at 200 Park Avenue, New York, NY 10166-0396, U.S.A., acting as agent and security trustee (in that capacity the “Agent”);

Whereas:

Each of the Lenders has agreed to advance to the Borrower its Commitment (aggregating, with all the other Commitments, an amount not exceeding the Maximum Amount) to assist the Borrower to refinance the Existing Loans.

It is agreed as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt originations of A+ or higher by Standard & Poor’s Ranking Services or Fitch Ratings Ltd or A1 or higher by Moody’s Investors Services Limited or a comparable rating from an internationally recognised credit rating agency.

“Account Holder” means DNB Bank ASA, New York Branch in its capacity as account bank.

“Accounts” means the Earnings Account and the Vessel Earnings Accounts.

“Affiliate” means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

“Anticipated Fixed Cash Flow” means the anticipated aggregate free cash flow from operations of a Vessel, for the relevant period, after anticipated Operating Expenses, available to service principal and interest under the Loan, expected to be generated from the employment of the relevant Vessel on the spot market.

“Antisocial Forces” means:

(a)	an organized crime group (boryokudan) (as defined under Article 2, item 1 of the Japanese Act on Prevention of Unjust Acts by Organized Crime Group Members);

(b)	a member of an organized crime group (boryokudan in);

(c)	an individual who was a member of an organized crime group within the preceding five years;

(d)	a quasi-member of an organized crime group (boryokudan junkoseiin) including individuals who are not members of an organized crime group but who maintain relationships with an organized crime group and who may (i) imply its influence to engage in violent and unlawful activity, or (ii) cooperate in the maintenance and operation of an organized crime group;

(e)	a company (boryokudan kankei kigyo) or association (boryokudan kanren gaisha) that is (i) related to an organized crime group, (ii) managed by present or former members or quasi-members of an organized crime group, or (iii) which actively cooperates with or provides benefits to an organized crime group;

(f)	a corporate extortionist and any other advocator of social activism (shakaiundoutou hyoubou goro) or a racketeer or blackmailer (sokaiya) adopting social special intellectual violence group (tokushu chinou boryoku shudan); or

(g)	any persons similar to those listed in the foregoing.

“Approved Brokers” means Clarksons, Fearnleys, RS Platou, MJLF Associates or such other reputable and independent consultancy or ship broker firm approved by the Agent (acting reasonably).

“Approved Charterers” means (i) each entity that is currently a charterer under a Charter and (ii) any other entity reasonably approved by the Majority Lenders.

“Approved Manager” means (i) TGP, (ii) Teekay Corporation, (iii) an Affiliate of TGP or Teekay Corporation or (iv) any other entity reasonably approved by the Majority Lenders.

“Assignments” means the deeds of assignment of the Insurances, Earnings, Requisition Compensation and Charter Rights in respect of the Vessels referred to in Clause 10.1.5.

“Attributable Amount”, in relation to any Vessel and at any time, means the amount which is obtained by dividing the Fair Market Value of that Vessel by the sum of the Fair Market Values of the Vessels then owned by the Vessel Owners, and multiplying the result by the amount of the Loan outstanding at that time. For the purpose of this definition, the Fair Market Value shall be the Fair Market Value of the Vessels immediately prior to the relevant Vessel sale or Total Loss or Charter cancellation (as applicable) on the basis of valuations of the Vessels certifying the Fair Market Value of the Vessels as at a date falling no earlier than thirty (30) days prior to the date of the relevant Vessel sale, Total Loss or Charter cancellation (as applicable).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Balloon Amount” means two hundred and six million and fifty thousand Dollars ($206,050,000) in respect of Tranche A and one hundred and ninety million two hundred thousand Dollars ($190,200,000) in respect of Tranche B.

“Break Costs” means all sums payable by the Borrower from time to time under Clause 8.3.

“Business Day” means a day on which banks are open for business of a nature contemplated by this Agreement (and not authorised by law to close) in New York, London, Copenhagen, Amsterdam, Vancouver, Curacao, Tokyo and any other financial centre which the Agent may reasonably consider appropriate for the operation of the provisions of this Agreement,

“Charged Property” means all of the assets of the Security Parties which from time to time are, or are expressed to be, the subject of the Security Documents.

“Charter Rights” means all rights and benefits accruing to a Vessel Owner under or pursuant to (i) a Charter (save for the Charter in relation to m.v. “MAGELLAN SPIRIT” referred to at (c), (i) in the definition of Charters) and (ii) any other charter relating to a Vessel, or other contract of employment relating to a Vessel, whether or not already in existence, which is for a period (inclusive of any extension option) in excess of or capable of exceeding 3 years.

“Charters” means:

(a)	for m.v. “ARWA SPIRIT”, a charterparty dated 20 January 2006 made originally between A. P. Møller – Mærsk A/S (as owner) and Yemen LNG Company Limited (as charterer) as novated pursuant to a novation agreement dated 29 October 2007 made between A. P. Møller – Mærsk A/S (as original owner), the relevant Vessel Owner (as new owner) and Yemen LNG Company Limited (as charterer) and as further amended by addendum no. 1 dated 25 April 2009 and addendum no 2 dated 7 October 2009;

(b)	for m.v. “MARIB SPIRIT”, a charterparty dated 10 January 2006 made originally between A. P. Møller – Mærsk A/S (as owner) and Yemen LNG Company Limited (as charterer) as novated pursuant to a novation agreement dated 12 July 2007 made between A. P. Møller – Mærsk A/S (as original owner), the relevant Vessel Owner (as new owner) and Yemen LNG Company Limited (as charterer);

(c)	for m.v. “MAGELLAN SPIRIT”, both (i) a charterparty dated 20 January 2011 made between the relevant Vessel Owner and Qatar Gas Transport Company Limited (Nakilat) (Q.S.C.) and (ii) a charterparty dated 1 July 2012 between the relevant Vessel Owner and Mansel Ltd.;

(d)	for m.v. “METHANE SPIRIT”, a charterparty dated 16 December 2011 made between the relevant Vessel Owner and BP Shipping Ltd as agents to BP Gas Marketing Ltd

(and each a “Charter”).

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means, in relation to each Lender and a Tranche, the aggregate amount of that Tranche which that Lender agrees to advance to the Borrower as its several liability as Indicated against the name of that Lender in Schedule 1 and/or, where the context permits, the amount of that Tranche advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

“Confidential Information” means all information relating to any Security Party, any other member of either Group, the Finance Documents or the Loan of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Loan from either:

(a)	any Security Party, any other member of either Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Security Party, any other member of either Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 22; or

(ii)	is identified in writing at the time of delivery as non-confidential by any Security Party, any other member of either Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Security Party or any other member of either Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.

“Contracted Fixed Cash Flow” means the projected aggregate free cash flow from operations, for the relevant period, after projected Operating Expenses, available to service principal and interest under the Loan, expected to be generated from the relevant Charter.

“Corporate Guarantees” means together the Marubeni Corporate Guarantee and the TGP Corporate Guarantee and “Corporate Guarantee” means any one of them.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Danish Security Documents” means any Security Documents governed by Danish law and any Security Document where the security provider is a Danish entity.

“Debt Service” means, in relation to any period, the aggregate of all amounts payable by the Borrower in respect of:

(a)	Financing Costs; and

(b)	Repayment of principal in respect of the Loan, excluding any Balloon Amount.

“Deed of Coordination” means the deed dated on or about the date hereof and made between (1) the Borrower, (2) the Agent and (3) the Lenders.

“Deeds of Covenants” means the deeds of covenants referred to in Clause 10.1.4.

“Default” means an Event of Default or any event or circumstance specified in Clause 13.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Default Rate” means interest paid at the rate set out in Clause 7.8.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in the relevant Tranche available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in the relevant Tranche available) by the Drawdown Date in accordance with Clause 3.1; or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Documentation Agent” means ABN AMRO Capital USA LLC, acting through its office at 17th Floor, 100 Park Avenue, NY 10017, New York, United States of America, acting as documentation agent.

“Dollars”, “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which the Loan is advanced under Clause 4.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 4.

“DSCR” means, for the 12 months following a DSCR Computation Date, the ratio which Forward looking EBITDA bears to Debt Service.

“DSCR Compliance Certificate” means a DSCR compliance certificate for the following twelve (12) month period delivered to the Agent pursuant to Clause 12.2.2, substantially in the form set out in Schedule 6 or otherwise in a form approved by the Agent.

“DSCR Computation Date” means 30 June and 31 December of each year during the Facility Period.

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of the Vessel Owners in respect of the Vessels including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessels.

“Earnings Account” means the account held by the Borrower with the Account Holder.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environmental Affiliate” means an agent or employee of a Vessel Owner or a person in a contractual relationship with a Vessel Owner in respect of its Vessel (including without limitation, the operation of or the carriage of cargo of the Vessel).

“Environmental Approvals” means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws.

“Environmental Claim” means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals together with any claims made by any third person relating to damage, contribution, loss or injury resulting from any Environmental Incident.

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from any Vessel; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any guarantor, any manager (or any sub-manager of a Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested and/or where any guarantor, any manager (or any sub-manager of a Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action.

“Environmental Laws” means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Materials or health or safety matters.

“Environmentally Sensitive Material” means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

“Event of Default” means any of the events or circumstances set out in Clause 13.1.

“Execution Date” means the date on which this Agreement is executed by each of the parties hereto.

“Existing Loan Agreements” means (i) the USD553,280,000 loan agreement dated 17 February 2012 and made between (1) Malt LNG Holdings ApS as borrower, (2) the banks referred to therein as lenders, (3) DNB Bank ASA, ABN AMRO Bank N.V. and Citigroup Global Markets Limited as mandated lead arrangers, (4) DNB Bank ASA, ABN AMRO Bank N.V. and Citigroup Global Markets Limited as bookrunners, (5) Development Bank of Japan Inc. as arranger and (6) DNB Bank ASA as agent and security trustee and (ii) the USD510,720,000 loan agreement dated 17 February 2012 and made between (1) Malt LNG Holdings ApS as borrower, (2) the banks referred to therein as lenders, (3) Mizuho as mandated lead arranger and (6) Mizuho as agent and security trustee.

“Existing Loans” means the aggregate amount advanced to Malt LNG Holdings ApS and outstanding under the Existing Loan Agreements.

“Facility” means the credit facility made available by the Lenders to the Borrower pursuant to this Agreement.

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been repaid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“Fair Market Value” means the average of two (2) Valuations of the free market value of a Vessel obtained from two (2) Approved Brokers, each addressed to the Agent, and given on the basis of a charter free sale of prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer. If such Valuations differ by a margin of more than ten per cent (10%) then a further Valuation shall be obtained from a third Approved Broker on the same basis and the fair market value of that Vessel shall be the average of all three (3) Valuations.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(l)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“FATCA Protected Lender” means any Lender irrevocably designated as a “FATCA Protected Lender” by the Borrower by notice to that Lender and the Agent at least six months prior to the earliest FATCA Application Date for a payment by a Security Party to that Lender (or to the Agent for the account of that Lender).

“Fee Letter” means any letter or letters between the Borrower and the Agent or between the Borrower and the MLAs setting out any of the fees referred to in Clause 9.

“Final Availability Date” means the date falling ten (10) days after the Execution Date or such later date as the Agent (acting on the instructions of all Lenders) may approve.

“Finance Documents” means this Agreement, the Security Documents, the Deed of Coordination, any Fee Letter and any other document designated as such by the Agent and the Borrower and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the MLAs, the Bookrunners, the Structuring Banks, the Documentation Agent and the Lenders and “Finance Party” means any one of them.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, indentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of shares which are redeemable (other than at the option of the Borrower) prior to the Maturity Date;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Financing Costs” means, for any period, the interest, including default interest, payable by the Borrower under the Finance Documents.

“Forward looking EBITDA” means the aggregate of (i) for any Vessels on fixed employment, their Contracted Fixed Cash Flow and (ii) for any Vessels not on fixed employment, their Anticipated Fixed Cash Flow, each as provided by the Borrower to the Agent (on a reasonable basis and by reference to then current market verifiable rates) and approved by the Agent (such approval not to be unreasonably withheld).

“GAAP” means generally accepted accounting principles in the United States of America.

“Group” means, in relation to each Guarantor, that Guarantor and each of its Subsidiaries.

“Guarantees” means together the Corporate Guarantees and the Vessel Owners’ Guarantees and each a “Guarantee”.

“Guarantors” means TGP and Marubeni (each a “Guarantor”).

“Guarantor’s Accounts” means the consolidated financial accounts of each Guarantor to be provided to the Agent pursuant to clause 3.1 of each Corporate Guarantee.

“Holding Company” means, in relation to any entity, any other entity in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) which from time to time may be payable by the Borrower to any of the Finance Parties under all or any of the Finance Documents.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in (d) and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in (d));

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (i); or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessels or their increased value and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.7.

“Interest Period” means each period for the payment of interest selected by the Borrower or agreed by the Agent pursuant to Clause 7.

“Interpolated Screen Rate” means, in relation to LIBOR, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period,

each as of 11.00 a.m. London time on the Quotation Day.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“law” or “Law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for any Interest Period) the Interpolated Screen Rate; or

(c)	If:

(i)	no Screen Rate is available; or

(ii)	no Screen Rate is available for any Interest Period and it is not possible to calculate an Interpolated Screen Rate;

the Reference Bank Rate,

as of, in case of paragraphs (a) and (b) above, 11.00 a.m. London time on the Quotation Day for the offering of deposits in Dollars and for a period equal in length to the relevant Interest Period, provided that if any such rate is below zero, LIBOR will be deemed to be zero.

“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrower under Clause 4 (being the aggregate of Tranche A and Tranche B) or, where the context permits, the amount advanced and for the time being outstanding.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than sixty six and two thirds per cent (66 2/3%) of the aggregate of all the Commitments.

“Malt LNG” means Malt LNG Holdings ApS, a limited liability company formed and existing under the laws of Denmark whose registered office is at c/o Plesner Advokatfirma, Amerika Plads 37, 2100 København Ø, Denmark.

“Malt Transport” means Malt LNG Transport ApS, a limited liability company formed and existing under the laws of Denmark whose registered office is at Amager Strandvej 390, 2, 2770 Kastrup, Denmark.

“Management Agreement” means any agreement(s) for the commercial and/or technical management of the Vessels entered into between the Borrower and any Approved Manager.

“Manager’s Confirmation” means a written confirmation from an Approved Manager of the Vessels (which is not a company controlled by either TGP or Teekay Corporation) that throughout the Facility Period and unless otherwise agreed by the Agent, they will remain the commercial and/or technical managers of the Vessels and that they will not, without the prior written consent of the Agent, sub-contract or delegate the commercial and/or technical management of the Vessels to any third party.

“Margin” means:

(a)	in relation to Tranche A, three point one five per cent (3.15%) per annum; and

(b)	in relation to Tranche B, zero point five per cent (0.5%) per annum.

“Marubeni” means Marubeni Corporation of 4-2. Ohtemachi 1-chome, Chiyoda-ku, Tokyo 100 – 8088, Japan.

“Marubeni Corporate Guarantee” means the guarantee and indemnity referred to in Clause 10.1.2 to be granted by Marubeni.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on:

(a)	the financial condition, assets or business of any Security Party or on the consolidated financial condition, assets or business of a Group;

(b)	the ability of any Security Party to perform and comply with its obligations under any Relevant Document or to avoid any Event of Default;

(c)	the validity, legality or enforceability of any Security Document; or

(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Security Document or the priority and ranking of any such security,

provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) the relevant Group taken as a whole and (y) the ability of the Security Parties to perform each of their obligations under the Security Documents.

“Maturity Date” means 31 March 2017 or, in the event that this day is not a Business Day, the last Business Day preceding 31 March 2017.

“Maximum Amount” shall mean six hundred and eight million Dollars ($608,000,000).

“Mizuho” means Mizuho Bank, Ltd of 2-5-1 Marunouchi, Chiyoda-ku, Tokyo, 100-8333, Japan.

“Mortgages” means the mortgages referred to in Clause 10.1.4 together with the Deeds of Covenants (where applicable) and “Mortgage” means any one of them.

“Necessary Authorisations” means all Authorisations of any person including any government or other regulatory authority required by applicable Law to enable it to:

(a)	lawfully enter into and perform its obligations under the Security Documents to which it is party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Security Documents to which it is party; and

(c)	carry on its business from time to time.

“Negative Pledges” means the negative pledges from Teekay Lux and Scarlet LNG referred to in Clause 10.1.6.

“Operating Expenses” for any Vessel in any period shall be the costs and expenses of operating and insuring that Vessel (including payments to an Approved Manager) projected by the relevant Vessel Owner to be incurred during that period including any corporate administration expenses during that period of that Vessel Owner.

“Party” means a party to this Agreement.

“Permitted Encumbrance” means (i) any Encumbrance which has the prior written approval of the Agent acting on the instructions of all the Lenders or (ii) any liens for current crews’ wages and salvage and liens incurred in the ordinary course of trading a Vessel up to an aggregate amount at any time not exceeding ten million Dollars ($10,000,000).

“Pre-Approved Classification Society” means any of Det norske Veritas, Lloyds Register, American Bureau of Shipping (ABS), Germanischer Lloyd or Bureau Veritas or such other classification society acceptable to the Majority Lenders.

“Pre-Approved Flag” means Danish International Ship Registry, Marshall Islands, Norwegian International Ship Registry, Liberia, Panama, Isle of Man, Bermuda, Bahamas or Singapore.

“Proportionate Share” means, in relation to a Tranche, at any time, the proportion which a Lender’s Commitment for that Tranche (whether or not advanced) then bears to the aggregate Commitments of all the Lenders for that Tranche (whether or not advanced) being on the Execution Date the percentage indicated against the name of that Lender in Schedule 1.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum required or receivable (or any sum deemed for the purpose of Tax to be received or receivable) under a Finance Document.

“Quiet Enjoyment Agreements” means together the letters of quiet enjoyment in respect of each of m.v. “ARWA SPIRIT” and m.v. “MARIB SPIRIT” made or to be made between the Agent, the relevant Vessel Owner and the relevant Approved Charterer substantially in the form set out in Schedule 8 and each a “Quiet Enjoyment Agreement”.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two (2) Business Days before the first day of that period, unless market practice differs in the relevant interbank market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in that interbank market.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which each of the relevant Reference Banks would borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means each of the MLAs (save for Development Bank of Japan Inc.) or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Documents” means the Finance Documents, the Charters, the Quiet Enjoyment Agreements, any Management Agreements and any Managers’ Confirmation specified in Part II of Schedule 2.

“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 5.1.

“Repayment Instalment” means, in respect of each Tranche, any instalment to be repaid by the Borrower under Clause 5.1.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to a Vessel Owner as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Restricted Party” means a person that (i) is listed on any Sanctions List, (ii) is located in or incorporated under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions, (iii) is directly or indirectly owned or controlled by, or acting on behalf of, a person referred to in (i) and/or (ii) above or (iv) with whom a subject of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (i) the Norwegian Government, (ii) the United States Government, (iii) the United Nations, (iv) the European Union; (v) the United Kingdom and (vi) the Japanese Government, and with regard to (i) - (vi) above, the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and Her Majesty’s Treasury (“HMT”); (together “the Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets” maintained by HMT or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, including, but not limited to, the Norwegian Government, the European Union, the United Nations and/or the Japanese Government.

“Scarlet LNG” means Scarlet LNG Transport Co. Ltd., a company incorporated under the laws of Japan with registered office at 4-2, Ohtemachi 1-chome, Chiyoda-ku, Tokyo 100-8088, Japan.

“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or the service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.

“Security Documents” means the Assignments, the Corporate Guarantees, the Vessel Owners’ Guarantees, the Share Pledges, the Mortgages, the Deeds of Covenants, the Negative Pledges or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means at any relevant time, the Borrower, the Guarantors, Malt Transport (but only for any period which it is a pledgor under a Share Pledge) the Vessel Owners, Teekay Lux, Scarlet LNG and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

“Share Pledges” means the pledges of shares granted or to be granted by the Borrower or Malt Transport (as the case may be) in favour of the Finance Parties over the one hundred per cent (100%) shareholding in each of the Vessel Owners, referred to in Clause 10.1.3.

“Shareholders Agreement” means the shareholders agreement between Teekay Lux and Scarlet LNG regulating the operations of the Borrower.

“SMC” means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“Structure Chart” means a structure chart relating to the Security Parties, Teekay Lux, Scarlet LNG and Malt LNG.

“Subsidiary” means a subsidiary undertaking, as defined in section 1162 Companies Act 2006 or any analogous definition under any other relevant system of law.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be interpreted accordingly.

“Teekay Lux” means Teekay Luxembourg S.a.r.l, a company incorporated under the laws of Luxembourg with registered office at la, rue Thomas Edison, L-1445 Strassen, Grand Duchy of Luxembourg.

“TGP” means Teekay LNG Partners L.P., a limited partnership formed and existing under the laws of the Republic of the Marshall Islands whose registered office is at The Trust Company Complex, Ajeltake Road, Ajeltake Island, PO Box 1405 Majuro, The Marshall Islands, MH96960.

“TGP Corporate Guarantee” means the guarantee and indemnity referred to in Clause 10.1.2 to be granted by TGP.

“Total Loss” means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)	the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Vessel (not falling within (b) above), unless that Vessel is released and returned to the possession of the relevant Vessel Owner within ninety (90) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

“Tranche” means either of Tranche A or Tranche B and “Tranches” means both of them.

“Tranche A” means an amount equal to fifty two per cent (52%) of the Loan, being three hundred and sixteen million one hundred and sixty thousand Dollars ($316,160,000) or, where the context permits, the amount of that Tranche advanced and for the time being outstanding and at all times during the Facility Period guaranteed by the TGP Corporate Guarantee.

“Tranche B” means an amount equal to forty eight per cent (48%) of the Loan being two hundred and ninety one million eight hundred and forty thousand Dollars ($291,840,000) or, where the context permits, the amount of that Tranche advanced and for the time being outstanding and at all times during the Facility period guaranteed by the Marubeni Corporate Guarantee.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer specified in the schedule to such Transfer Certificate.

“Trust Property” means:

(a)	all benefits derived by the Agent from Clause 10; and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Agent.

“US Tax Obligor” means:

(a)	the Borrower, if it is a resident for tax purposes in the United States of America;

(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

“Valuation” means in relation to a Vessel, the written valuation of that Vessel expressed in Dollars prepared by one of the Approved Brokers to be nominated by the Borrower. Such valuations shall be prepared at the Borrower’s expense, without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length between a willing buyer and a willing seller without the benefit of any charterparty or other engagement.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Vessel Earnings Accounts” means the accounts opened by the Vessel Owners with the Account Holder in respect of the Vessels.

“Vessel Owners” means those companies shown as owners of the Vessels in Schedule 3.

“Vessel Owners’ Guarantees” means the guarantees and indemnities referred to at Clause 10.1.1 and “Vessel Owner’s Guarantee” means any one of them.

“Vessels” means each of the Vessels specified in Schedule 3.

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6	references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any Finance Party include its successors, transferees and assignees;

1.2.9	a time of day (unless otherwise specified) is a reference to New York time;

1.2.10	a “person” includes any individual firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality); and

1.2.11	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

1.2.12	a “director”, in relation to the Borrower, means a managing director (bestuurder) and “board of directors” means its managing board (bestuur) unless a contrary indication appears; and

1.2.13	a “moratorium” includes surseance van betaling and “a moratorium is declared” or “occurs” includes surseance verleend;

1.2.14	an “administrator” includes a bewindvoerder; and

1.2.15	an “attachment” includes a beslag.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrower or their representatives prior to the date of this Agreement.

2	The Loan and its Purpose

2.1	Amount Subject to the terms of this Agreement, each of the Lenders agrees to make available to the Borrower its Commitment in the relevant Tranche in an aggregate amount not exceeding the Maximum Amount.

2.2	Finance Parties’ obligations The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	Purpose The Borrower shall apply the Loan solely for the purpose referred to in the Recital, namely assisting the Borrower to make funds available to Malt LNG in order to refinance the Existing Loans.

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1	Conditions precedent to service of Drawdown Notice Before any Lender shall have any obligation to accept a Drawdown Notice under the Facility the Borrower shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part I of Schedule 2.

3.2	Further conditions precedent to service of Drawdown Notice The Lenders will only be obliged to accept any Drawdown Notice if on the date of the Drawdown Notice:

3.2.1	no Default is continuing or would result from the advance of the Loan; and

3.2.2	the representations made by the Borrower under Clause 11 (other than those at Clause 11.2 and 11.21) are true in all material respects.

3.3	Conditions precedent to Drawdown Date The Borrower is not entitled to have any Tranche advanced unless the Agent has received all of the documents and other evidence listed in Part II A of Schedule 2 not less than three (3) Business Days before the Drawdown Date and the documents and evidence listed in Part II B of Schedule 2 on the Drawdown Date.

3.4	Further conditions precedent to Drawdown Date Each Lender will only be obliged to advance its Proportionate Share of the relevant Tranche if on the proposed Drawdown Date:

3.4.1	no Default is continuing or would result from the advance of that Tranche; and

3.4.2	the representations made by the Borrower under Clause 11 (other than those at Clauses 11.2 and 11.21) are true in all material respects.

3.5	Conditions subsequent to Drawdown Date The Borrower undertakes to deliver or to cause to be delivered to the Agent within thirty (30) days after the Drawdown Date the additional documents and other evidence listed in Part III of Schedule 2.

3.6	No Waiver If the Lenders in their sole discretion agree to advance a Tranche to the Borrower before all of the documents and evidence required by Clause 3.3 have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than thirty (30) days after the Drawdown Date or such other date specified by the Agent (acting on the instructions of the Lenders.

The advance of all or any part of the Loan under this Clause 3.6 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.3.

3.7	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.7.1	be in form and substance reasonably acceptable to the Agent (acting on the instructions of the Lenders); and

3.7.2	if reasonably required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent (acting on the instructions of the Lenders).

4	Advance

4.1	Drawdown Request The Borrower may only request that each Tranche be advanced simultaneously in one amount on any Business Day prior to the Final Availability Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than five (5) Business Days before the proposed Drawdown Date.

4.2	Completion of Drawdown Request A Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:

4.2.1	it is signed by an authorised signatory of the Borrower; and

4.2.2	the proposed Drawdown Date is a Business Day falling on or before the Final Availability Date.

4.3	Lenders’ participation Subject to Clauses 2 and 3, the Agent shall promptly notify each Lender of the receipt of the Drawdown Notice, following which each Lender shall advance its Proportionate Share of the relevant Tranche to the Borrower through the Agent on the Drawdown Date.

5	Repayment

5.1	Repayment of Loan The Borrower agrees to repay each Tranche to the Agent for the account of the Lenders by fifteen (15) consecutive quarterly instalments in the amounts set out in the repayment schedules at Schedule 7 together with the relevant Balloon Amount in each case. The first such instalment for each Tranche shall fall due on 30 September 2013 and subsequent instalments shall fall due at consecutive intervals of three calendar months thereafter. The Balloon Amount for each Tranche and any other amounts then outstanding shall be payable on the Maturity Date.

5.2	Reduction of Repayment Instalments If the aggregate amount advanced to the Borrower is less than the Maximum Loan Amount, the amount of each Repayment Instalment for each Tranche and the relevant Balloon Amount for such Tranche shall be reduced pro rata to the amount actually advanced.

5.3	Reborrowing The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

6	Prepayment

6.1	Illegality If it becomes unlawful in any jurisdiction for a Lender to fund or maintain its Commitment in a Tranche as contemplated by this Agreement or to fund or maintain a Tranche:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

6.1.3	the Borrower shall repay that Lender’s Proportionate Share of such Tranche on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the remaining Repayment Instalments for such Tranche shall be reduced pro rata. Prior to the date on which repayment is required to be made under this Clause 6.1.3, the affected Lender shall negotiate in good faith with the Borrower to find an alternative method or lending base in order to maintain its Commitment in the relevant Tranche.

6.2	Voluntary prepayment or cancellation of Loan Subject to applicable mandatory law, the Borrower may prepay or cancel the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of one million Dollars ($1,000,000)) provided that it gives the Agent not less than ten (10) Business Days’ prior notice. Any amount prepaid or cancelled shall not be available for further borrowing.

6.3	Right of cancellation in relation to a Defaulting Lender If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent thirty (30) Business Days’ notice of cancellation of the Commitment in the relevant Tranche of that Lender. On that notice becoming effective, the Commitment in the relevant Tranche of the Defaulting Lender shall immediately be reduced to zero. The Agent shall as soon as practicable after receipt of that notice notify all the Lenders under the relevant Tranche.

6.4	Restrictions Any notice of prepayment or cancellation given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrower or the Lenders, as appropriate.

6.5	Mandatory Prepayment

6.5.1	In the event of a sale or disposal of a Vessel (or of the shares in a Vessel Owner owning a Vessel) or the Agent having received not less than 5 Business Days’ notice from the Borrower requesting that the Security Documents relating to a Vessel and its Vessel Owner be released and discharged (a “Released Vessel”), a mandatory prepayment shall be made in an amount equal to the higher of (i) an amount which is obtained by dividing the amount of the Loan then outstanding by the number of Vessels currently providing first priority security for the Indebtedness and (ii) the Attributable Amount applicable to that Vessel. Such prepayment shall be made on the date of a sale or disposal of such Vessel and in the case of a Released Vessel on the date proposed by the Borrower for release and discharge of the Security Documents relating to that Vessel and its Vessel Owner. Any such prepayment shall oblige the Borrower to make payment of all interest accrued on the amount so prepaid up to and including the date of prepayment together with any Break Costs in respect of such prepayment if the date of such prepayment is not the final day of an Interest Period.

6.5.2

In the event that any Vessel becomes a Total Loss, on the earlier to occur of (a) the date of receipt of the proceeds of the Total Loss and (b) the date falling one hundred and eighty (180) days after the occurrence of the Total Loss, a mandatory prepayment shall be made in an amount equal to the higher of (i) an amount which is obtained by dividing the amount of the Loan then outstanding by the number of Vessels currently providing first priority security for the Indebtedness and (ii) the Attributable Amount in

respect of such Vessel. Any such prepayment shall oblige the Borrower to make payment of all interest accrued on the amount so prepaid up to and including the date of prepayment together with any Break Costs in respect of such prepayment if the date of such prepayment is not the final day of an Interest Period.

6.5.3	In the event that

(a)	the Charter of any of the Vessels is cancelled prior to its expiry date; and

(b)	within one hundred and eighty (180) days of such cancellation, the relevant Vessel Owner has not entered into a replacement charter for such Vessel with an Approved Charterer on terms reasonably acceptable to the Majority Lenders, a mandatory prepayment shall, subject to applicable mandatory law, be made of an amount equal to the higher of (i) an amount which is obtained by dividing the amount of the Loan then outstanding by the number of Vessels currently providing first priority security for the Indebtedness and (ii) the Attributable Amount in respect of such Vessel. Any such prepayment shall oblige the Borrower to make prompt payment of all interest accrued on the amount so prepaid up to and including the date of prepayment together with any Break Costs in respect of such prepayment if the date of such prepayment is not the final day of an Interest Period.

6.5.4	In the event that:

(a)	TGP or Marubeni ceases to own directly or indirectly fifty two per cent (52%) and forty eight per cent (48%), respectively, of the Borrower; or

(b)	the Borrower (or Malt Transport) ceases to own directly or indirectly one hundred per cent (100%) of each of the Vessel Owners,

then the Agent (acting on the instructions of the Majority Lenders) may by not less than ten (10) Business Days’ notice to the Borrower cancel any part of the Loan not then advanced and declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable.

6.5.5	For the avoidance of doubt, if a mandatory prepayment is triggered under any of Clauses 6.5.1, 6.5.2, 6.5.3 or 6.5.4 and mandatory applicable law prevents payment being effected in the manner therein set forth, the relevant mandatory prepayment is still payable by the Borrower from other sources on the same dates and in the same amounts.

6.5.6	Simultaneously with each prepayment in accordance with Clause 6.5.1, Clause 6.5.2, Clause 6.5.3 or Clause 6.5.4 (as the case may be), the Commitment of each Lender will reduce so that the Commitments of the Lenders remain in accordance with their respective Proportionate Shares.

6.6	Any prepayment or cancellation made in accordance with Clauses 6.1, 6.2, 6.3 or 6.5 shall be applied pro rata against the remaining Repayment Instalments for each Tranche and each Balloon Amount.

7	Interest

7.1	Interest Periods The period during which each Tranche shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three months’ duration (save for the first Interest Period which shall end on 30 September 2013) or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders).

7.2	Beginning and end of Interest Periods The first Interest Period in respect of each Tranche shall begin on the Drawdown Date and shall end on 30 September 2013. Any subsequent Interest Period in respect of each Tranche shall commence on the day following the last day of its previous Interest Period and shall end on the last day of its current Interest Period selected in accordance with Clause 7.1.

7.3	Interest Periods to meet Repayment Date If an Interest Period for a Tranche will expire after the next Repayment Date in respect of that Tranche, there shall be a separate Interest Period for a part of that Tranche equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

7.4	Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate During each Interest Period interest shall accrue on each Tranche at the rate determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR.

7.6	Failure to select Interest Period If the Borrower at any time fails to select or agree an Interest Period in accordance with Clause 7.1, the interest period applicable shall be three (3) months or such other duration as the Agent may select (acting on the instructions of all the Lenders).

7.7	Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period.

7.8

Default interest If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date, subject to any applicable grace period, up to the date of actual payment (both before and after judgment) at a rate which is one point five per cent

(1.5%) higher than the rate which would have been payable. Any interest accruing under this Clause 7.8 shall be immediately payable by the Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.9	Absence of quotations Subject to Clause 7.10, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 am on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

7.10	Market disruption If a Market Disruption Event occurs for any Interest Period, then the rate of interest on each Lender’s Commitment in the relevant Tranche for that Interest Period shall be the percentage rate per annum which is the sum of:

7.10.1	the Margin; and

7.10.2	the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Commitment in that Tranche from whatever source it may reasonably select.

In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Tranche exceed 50% per cent of that Tranche) that the cost to it of funding its participation in that Tranche from whatever source it may reasonably select would be in excess of LIBOR.

7.11	Alternative basis of interest or funding

7.11.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

7.11.2	Any alternative basis agreed pursuant to Clause 7.11.1 shall, with the prior consent of all the Lenders under the relevant Tranche and the Borrower, be binding on all Parties.

7.11.3	If an alternative basis is not agreed pursuant to Clause 7.11.1, the Borrower will immediately, but with three (3) Business Days’ prior notice to the Agent and the Lenders under the relevant Tranche, prepay the relevant Commitment in that Tranche together with Break Costs and the remaining Repayment Instalments and the Balloon Amount in respect of that Tranche shall be reduced pro rata.

7.12	Determinations conclusive The Agent shall promptly notify the Borrower and the Lenders under the relevant Tranche of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1	Transaction expenses The Borrower will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all reasonable out of pocket costs and expenses (including legal fees, insurance report costs and Value Added Tax or any similar or replacement tax if applicable) reasonably incurred by the Finance Parties or any of them in connection with:

8.1.1	the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3	any other document which may at any time be reasonably required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document.

8.2	Funding costs The Borrower shall indemnify each Finance Party within three (3) Business Days, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason due to a default or other action by the Borrower, the Loan is not advanced to the Borrower after the Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice.

8.3	Break Costs The Borrower shall indemnify each Finance Party within three (3) Business Days, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all documented costs, losses, premiums or penalties incurred by that Finance Party as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 or otherwise) on a day other than the last day of an Interest Period in respect of the same, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan.

8.4	Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5	Other Indemnities

8.5.1	The Borrower shall (or shall procure that a Security Party will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:

(a)	a failure by a Security Party to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 15.22;

(b)	any Tranche (or part of any Tranche) not being prepaid in accordance with a notice of prepayment given by the Borrower.

8.6	Increased costs

8.6.1	Subject to Clause 8.8 the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement (including the implementation or application of or compliance with Basel III (whether such implementation, application or compliance is by any central or any fiscal, monetary or other authority, a Finance Party or the holding company of a Finance Party)).

8.6.2	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Tranche or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

8.7	Increased cost claims

8.7.1	A Finance Party intending to make a claim pursuant to Clause 8.6 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

8.7.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

For the purposes of Clause 8.6:

“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated and (b) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

“holding company” means, in respect of a Finance Party, the company or entity (if any) within the consolidated supervision of which that Finance Party is included.

8.8	Exceptions to increased costs Clause 8.6 does not apply to the extent any Increased Costs is:

8.8.1	compensated for by a payment made under Clause 8.11; or

8.8.2	compensated for by a payment made under Clause 17.3; or

8.8.3	attributable to a FATCA Deduction required to be made by a Party; or

8.8.4	attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation; or

8.8.5	attributable to the implementation or application of, or compliance with, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the relevant Finance Party or any holding company of the relevant Finance Party).

8.9	Events of Default The Borrower shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.10	Enforcement costs The Borrower shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by a Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being a lender to the Borrower. No such indemnity will be given where any such loss or cost has occurred due to gross negligence or wilful misconduct on the part of that Finance Party; however, this shall not affect the right of any other Finance Party to receive such indemnity.

8.11	Taxes

8.11.1	The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

8.11.2	Clause 8.11.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 17.3; or

(c)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

8.11.3	A Protected Party making, or intending to make a claim under paragraph 8.11.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

8.11.4	A Protected Party shall, on receiving a payment from a Security Party under this Clause 8.11, notify the Agent.

8.12	VAT

8.12.1	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

8.12.2

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject

Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

8.12.3	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

8.12.4	Any reference in this Clause 8.12 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

8.13	FATCA Information

The provisions in this clause 8.13 shall apply after the FATCA Application Date.

8.13.1	Subject to clause 8.13.3 below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

8.13.2	If a Party confirms to another Party pursuant to clause 8.13.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

8.13.3	Clause 8.13.1 above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

8.13.4	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with clause 8.13.1 above (including, for the avoidance of doubt, where clause 8.13.3 above applies), then:

(a)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(b)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

8.14	FATCA Deduction

8.14.1	Each Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

8.14.2	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Finance Parties.

9	Fees

The Borrower shall pay to the Agent the fees in the amounts and at the times agreed in any Fee Letter.

10	Security and Application of Moneys

10.1	Security Documents As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Agent or cause to be executed and delivered to the Agent the following documents in such forms and containing such terms and conditions as the Agent shall require:

10.1.1	an unconditional and irrevocable on demand guarantee and indemnity from each of the Vessel Owners each in respect of 100% of the Indebtedness;

10.1.2	an unconditional and irrevocable on demand guarantee and indemnity from each of TGP (in respect of Tranche A) and Marubeni (in respect of Tranche B);

10.1.3	first priority pledges or charges of all the issued shares of the Vessel Owners;

10.1.4	first priority statutory mortgages together with collateral deeds of covenants or first preferred mortgages (as the case may be) over each of the Vessels;

10.1.5	first priority assignments of the Insurances, Earnings, Charter Rights and Requisition Compensation relating to the Vessels; and

10.1.6	a negative pledge by each of Teekay Lux and Scarlet LNG in respect of its respective shareholding in the Borrower.

10.2	General application of moneys (save for Corporate Guarantees) To the extent permitted by applicable law, whilst an Event of Default is continuing unremedied or unwaived the Borrower irrevocably authorises the Agent and the Agent agrees to apply all sums which it may receive under or in connection with any Security Document (save for the Corporate Guarantees), in or towards satisfaction, or by way of retention on account, of the Indebtedness, as follows:

10.2.1	first in payment of all outstanding fees and expenses of the Agent;

10.2.2	secondly in or towards payment of all outstanding interest hereunder;

10.2.3	thirdly in or towards payment of all outstanding principal hereunder;

10.2.4	fourthly in or towards payment of all other Indebtedness hereunder;

10.2.5	fifthly the balance, if any, shall be remitted to the Borrower or whoever may be entitled thereto.

10.3	General application of moneys (Corporate Guarantees) To the extent permitted by applicable law, whilst an Event of Default is continuing unremedied or unwaived the Borrower irrevocably authorises the Agent and the Agent agrees to apply all sums which it may receive under or in connection with either Corporate Guarantee, in or towards satisfaction, or by way of retention on account, of the Indebtedness, as follows:

10.3.1	first in payment of all outstanding fees and expenses of the Agent;

10.3.2	secondly in or towards payment of all outstanding interest under the relevant Tranche;

10.3.3	thirdly in or towards payment of all outstanding principal under the relevant Tranche;

10.3.4	fourthly the balance, if any, shall be remitted to the relevant Guarantor or whoever may be entitled thereto.

10.4	Additional security

If at any time the aggregate of the Fair Market Value of the Vessels and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets), and determined by the Agent, acting reasonably (in all other cases)) for the time being provided to the Agent under this Clause 10.4 is less than one hundred and twenty five per cent (125%) of the amount of the Loan then outstanding the Borrower shall, within thirty (30) days of the Agent’s request, at the Borrower’s option:

10.4.1	pay to the Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Agent as additional security for the payment of the Indebtedness; or

10.4.2	give to the Agent other additional security in amount and form acceptable to the Agent in its discretion; or

10.4.3	prepay the Loan in the amount of the shortfall.

Clauses 5.3, 6.2 and 6.4 shall apply, mutatis mutandis, to any prepayment made under this Clause 10.4 and the value of any additional security provided shall be determined as stated above.

11	Representations and Warranties

The Borrower represents and warrants to each of the Finance Parties at the Execution Date and (by reference to the facts and circumstances then pertaining) at the date of the Drawdown Notice, at the Drawdown Date and at each Interest Payment Date as follows (except that the representation and warranty contained at Clause 11.7 shall only be made on the Execution Date and the Drawdown Date and that the representations and warranties contained at Clause 11.2 and 11.22 shall only be made on the Execution Date):

11.1	Status and Due Authorisation Each of the Security Parties is a corporation, partnership or limited liability company duly incorporated or formed under the laws of its jurisdiction of incorporation, organisation or formation (as the case may be) with power to enter into the Finance Documents and to exercise its rights and perform its obligations under the Finance Documents and all corporate and other action required to authorise its execution of the Finance Documents and its performance of its obligations thereunder has been duly taken.

11.2	No Deductions or Withholding Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, none of the Security Parties will be required to make any deduction or withholding from any payment it may make under any of the Finance Documents.

11.3	Claims Pari Passu Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, the Indebtedness will, to the extent that it exceeds the realised value of any security granted in respect of the Indebtedness, rank at least pari passu with all the Security Parties’ other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

11.4	No Immunity In any proceedings taken in any of the Security Parties’ respective jurisdictions of incorporation or formation in relation to any of the Finance Documents, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

11.5	Governing Law and Judgments In any proceedings taken in any of the Security Parties’ jurisdiction of incorporation or formation in relation to any of the Finance Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

11.6	Validity and Admissibility in Evidence As at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding and (c) to make the Finance Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Security Parties, have been done, fulfilled and performed.

11.7	No Filing or Stamp Taxes Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the Registrar of Companies for England and Wales, the Danish Register for Persons or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents.

11.8	Binding Obligations The obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Finance Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Finance Documents or the performance by any of them of any of their obligations thereunder.

11.9	No misleading information To the best of its knowledge, any factual information provided by any Security Party to any Finance Party in connection with the Loan was true and accurate in all material respects as at the date it was provided and is not misleading in any respect.

11.10	No Winding-up None of the Security Parties has taken any corporate, limited liability company or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against any Security Party for its winding-up, dissolution, administration, formal restructuring or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a material adverse effect on the business or financial condition of a Group taken as a whole.

11.11	Solvency

11.11.1	None of the Security Parties nor either Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

11.11.2	None of the Security Parties by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

11.11.3	The value of the assets of each Security Party and either Group taken as a whole is not less than the liabilities of such entity or Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

11.11.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Security Party.

11.12	No Material Defaults

11.12.1	Without prejudice to Clause 11.12.2, none of the Security Parties is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a material adverse effect on the business or financial condition of either Group taken as a whole.

11.12.2	No Event of Default is continuing or might reasonably be expected to result from the advance of a Tranche.

11.13	No Material Proceedings No action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a material adverse effect on the business or financial condition of either Group taken as a whole has been started or is reasonably likely to be started.

11.14	Borrower’s Accounts All financial statements relating to the Borrower required to be delivered under Clause 12.1, were each prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of (in the case of annual financial statements) or fairly represent (in the case of semi-annual accounts) the financial condition of the Borrower and its Subsidiaries at the date as of which they were prepared and the results of their operations during the financial period then ended.

11.15	No Undisclosed Liabilities As at the date to which each Guarantor’s Accounts were prepared none of the Security Parties had any material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against therein.

11.16	No Obligation to Create Security The execution of the Finance Documents by the Security Parties and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige any Security Party to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Security Documents.

11.17	No Breach The execution of the Finance Documents by each of the Security Parties and their exercise of their rights and performance of their obligations under any of the Finance Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

11.18	Security Each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents.

11.19	Necessary Authorisations The Necessary Authorisations required by each Security Party are in full force and effect, and each Security Party is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

11.20	Money Laundering Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Security Documents, will be for the account of members of a Group and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/60/EEC) of the Council of the European Communities.

11.21	Disclosure of material facts The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

11.22	No breach of laws

11.22.1	None of the Security Parties has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

11.22.2	No labour disputes are current or (to the best of the Borrower’s knowledge and belief) threatened against any member of a Group which have or are reasonably likely to have a Material Adverse Effect.

11.23	Environmental laws

11.23.1	Each member of a Group is in compliance with Clause 12.3.5 and (to the best of its knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

11.23.2	No Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any member of a Group where that claim has or is reasonably likely, if determined against that member of that Group, to have a Material Adverse Effect.

11.24	Use of Facility The Facility will be used for the purposes specified in Clause 2.3.

11.25	Taxation

11.25.1	The Borrower is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax of $5,000,000 (or its equivalent in any other currency) or more, save in the case of Taxes which are being contested on bona fide grounds.

11.25.2	No claims or investigations are being made or conducted against the Borrower with respect to Taxes such that a liability of, or claim against, the Borrower of $5,000,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

11.25.3	As far as the Borrower is aware, each of the Security Parties (other than the Guarantors and Membrane Shipping Limited) is resident for Tax purposes only in the jurisdiction of its incorporation.

11.26	Shares

The shares of each Vessel Owner are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Security Documents do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of a Group or the Vessel Owners (including any option or right of pre-emption or conversion).

11.27	Structure Chart

11.27.1	the Structure Chart delivered or to be delivered to the Agent pursuant to Part I of Schedule 2 is, so far as the Borrower is aware, true, complete and accurate in all material respects and shows the following information:

(a)	each relevant member of either Group, including current name and company registration number, its jurisdiction of incorporation and/or establishment and (other than in the case of the Guarantors) a list of shareholders; and

(b)	all minority interests in any member of the Borrower and any person in which the Borrower holds shares in its issued share capital or equivalent ownership interest of such person.

11.27.2	All necessary loans, transfers, share exchanges and other material steps resulting in the final structure as set out in the Structure Chart have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

11.28	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the Borrower’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

11.29	Antisocial Forces The Borrower hereby represents and warrants that,

(i)	none of the directors, managers or other employees or consultants who control or have the ability to control the Borrower (a) belong to, or have a direct or indirect relationship with, any Antisocial Forces, (b) have received any commission from or have delegated any responsibilities to any Antisocial Forces, or (c) have provided, offered to fund, support or otherwise provide benefits to any Antisocial Forces.

(ii)	no member of any Antisocial Forces and no person under the control of any Antisocial Forces (a) has any relationship with, (b) owns any shares in, or (c) is in a position to affect the business of, the Borrower.

11.30	FATCA None of the Security Parties is a FATCA FFI or US Tax Obligor.

11.31	Sanctions

No Security Party, nor any Affiliate of any Security Party, nor any of their joint ventures, nor any of their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf:

11.31.1	is a Restricted Party; or

11.31.2	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by an Sanctions Authority.

11.32	Representations Limited The representation and warranties of the Borrower in this Clause 11 are subject to:

11.32.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

11.32.2	the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, formal restructuring, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

11.32.3	the time barring of claims under any applicable limitation acts;

11.32.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

11.32.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Facility.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	Information Undertakings

12.1.1	Financial statements The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, its audited consolidated financial statements for that financial year, together with a certificate, signed by a duly authorised officer of the Borrower, evidencing that the Fair Market Value of the Vessels is not less than the relevant percentage referred to in Clause 10.4.

12.1.2	Requirements as to financial statements Each set of financial statements delivered by the Borrower under Clause 12.1.1:

(a)	shall be certified by an authorised signatory of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(b)	shall be prepared in accordance with GAAP.

12.1.3	Interim financial statements The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of the first semi-annual period of each of its financial years, its unaudited consolidated financial statements for that period, together with a certificate, signed by a duly authorised officer of the Borrower, evidencing that the Fair Market Value of the Vessels is not less than the relevant percentage referred to in Clause 10.4 and as soon as they become available but in any event within one hundred and twenty (120) days after the end of the first three quarters of each of its financial years, its unaudited consolidated financial statements for that period, which shall not include notes.

12.1.4	Information: miscellaneous The Borrower shall, and shall procure that each of the other Security Parties shall, supply to the Agent:

(a)	promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(b)	promptly upon becoming aware of them, details of (i) any casualty or other accident or damage to any of the Vessels the cost of repair of which is likely to exceed fifteen million Dollars ($15,000,000) and (ii) a Total Loss of any of the Vessels;

(c)	promptly, details of any material Environmental Claim or any other material incident, event or circumstance which may give rise to any such material Environmental Claim which is reasonably likely to have a Material Adverse Effect;

(d)	promptly, details of any capture, seizure, arrest, confiscation or detention of any Vessel which remains in existence five (5) Business Days after the initial capture, seizure, arrest, confiscation or detention (as the case may be);

(e)	promptly, such further information regarding the financial condition, business and operations of any Security Party as the Agent may reasonably request including, without limitation, cash flow analyses and details of the operating costs of any Vessel;

(f)	promptly upon becoming aware of them, details of the exercise or any purported exercise of any lien on the Insurances or the Earnings which is reasonably likely to have a Material Adverse Effect;

(g)	as soon as they become available, but in any event prior to the end of each of the financial years of TGP and each Vessel Owner, the budget and cash flow projections for TGP and each Vessel Owner; and

(h)	promptly, upon becoming aware of the same, notification in writing should (i) the Approved Charterer of a Vessel declare an intention to terminate the relevant Charter, (ii) two (2) consecutive payments of charter hire not be paid as scheduled under a Charter, (iii) any charter hire under a Charter be paid in a materially reduced amount on three (3) consecutive occasions or (iv) a Vessel be off-hire for thirty (30), consecutive or cumulative, days in any six (6) month period.

12.1.5	Notification of Default The Borrower shall promptly, and shall procure that each of the other Security Parties shall promptly, upon becoming aware of the same, inform the Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that save as previously notified to the Agent or as notified in such confirmation, no Event of Default has occurred.

12.1.6	“Know your customer” checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of any of the Security Parties after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the

Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.2	Financial covenants

12.2.1	Throughout the Facility Period, the Borrower shall maintain a DSCR of not less than 1.20:1.

12.2.2	The Borrower shall evidence compliance with its obligations under Clause 12.2.1 on each DSCR Computation Date by delivering to the Agent a DSCR Compliance Certificate.

12.3	General undertakings

12.3.1	Maintenance of Legal Validity The Borrower shall, and shall procure that each of the other Security Parties (save for the Guarantors) shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licenses and consents required in or by the laws and regulations of its jurisdiction of formation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under the Security Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Security Documents in its jurisdiction of incorporation or organisation and all other applicable jurisdictions.

12.3.2	Claims Pari Passu The Borrower shall, and shall procure that each of the Security Parties (save for the Guarantors) shall, ensure that at all times the claims of the Finance Parties against it under the Security Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

12.3.3	Negative Pledge The Borrower shall not, and shall procure that no Security Party (save for the Guarantors, Malt Transport and Scarlet LNG) shall, create or permit to subsist, any Encumbrance (other than a Permitted Encumbrance) over all or any part of its present or future assets or undertaking nor dispose of any of those assets or of all or part of that undertaking.

12.3.4	Necessary Authorisations Without prejudice to any other specific provision of the Security Documents relating to an Authorisation, the Borrower shall, and shall procure that each of the Security Parties (save for the Guarantors) shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Agent of all Necessary Authorisations.

12.3.5	Compliance with Applicable Laws The Borrower shall, and shall procure that each of the Security Parties (save for the Guarantors) shall, comply with all applicable laws to which it may be subject (except as regards Sanctions, to which Clause 12.3.6 applies, and anti-corruption laws to which Clause 12.3.7 applies) if a failure to do the same may have a Material Adverse Effect.

12.3.6	Sanctions

(a)	Each Security Party shall ensure that no part of the proceeds of the Loan or other transaction(s) contemplated by any Finance Document shall, directly or indirectly, be used or otherwise make available:

(i)	to fund any trade, business or other activity involving any Restricted Party:

(ii)	for the direct or indirect benefit of any Restricted Party; or

(iii)	in any other manner that would reasonably be expected to result in (i) the occurrence of an Event of Default under Clause 13.1.25, or (ii) any Party (other than the Security Parties) or any Affiliate of such party or any other person being party to or which benefits from any Finance Document being in breach of any Sanction (if and to the extent applicable to either of them) or becoming a Restricted Party.

(b)	Each Security Party shall ensure that its assets, the assets subject to Security Documents or the Vessels shall not be used directly or indirectly:

(i)	by or for the direct or indirect benefit of any Restricted Party; or

(ii)	in any trade which is prohibited under applicable Sanctions or which could expose any Security Party, its assets, any asset subject to Security Documents, the Vessels, any Finance Party or any other person being party to or which benefits from any Finance Document, the Charterers, any Approved Manager or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

(c)	Each Security Party shall ensure that the Vessels shall not be trading to Iranian ports or carrying or storing/warehousing crude oil, petroleum products or petrochemical products or other products subject to Sanctions if they originate in Iran, or are being exported from Iran to any other country.

12.3.7	Anti-corruption laws The Borrower shall, and shall procure that each of the Security Parties (save for the Guarantors) shall, conduct its business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to prove and achieve compliance with such laws.

12.3.8	Environmental compliance

The Borrower shall, and shall procure that each of the Security Parties (save for the Guarantors) will:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law;

(d)	ensure that any Vessel controlled by it with the intention of being scrapped by its Vessel Owner, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner.

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

12.3.9	Environmental claims

The Borrower shall, and shall procure that each of the Security Parties (save for the Guarantors) will, promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of a Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of a Group,

where the claim, if determined against that member of that Group, has or is reasonably likely to have a Material Adverse Effect.

12.3.10	Taxation

(a)	The Borrower shall, and shall procure that each Security Party (save for the Guarantors) will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 12.1.1 and 12.1.3; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of a Group may change its residence for Tax purposes.

12.3.11	Loans and Guarantees The Borrower shall not, and shall procure that no Vessel Owner shall, borrow any money (except for the Loan, unsecured Financial Indebtedness subordinated to the Loan and, in the case of a Vessel Owner, loans and guarantees made in the ordinary course of business in connection with the chartering, operations or repair of its Vessel).

12.3.12	Further Assurance The Borrower shall, and shall procure that each of the Security Parties (save for the Guarantors) shall, at its own expense, promptly take all such action as the Agent may reasonably require for the purpose of perfecting or protecting any Finance Party’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

12.3.13	Other information The Borrower will, and will procure that each of the Security Parties (save for the Guarantors) will, promptly supply to the Agent such information and explanations as any of the Lenders may from time to time reasonably require in connection with the Security Parties (other than the Guarantors).

12.3.14	Inspection of records The Borrower will, and will procure that each Security Party (save for the Guarantors) will, following an Event of Default which is continuing, unremedied or unwaived, permit the inspection of its financial records and accounts during business hours by the Agent or its nominee.

12.3.15	Change of Control The Borrower shall procure that throughout the Facility Period:

(a)	in relation to TGP:

(i)	(where all management powers over the business and affairs of TGP are vested exclusively in its general partner),

(A)	Teekay GP LLC remains the general partner of TGP; and

(B)	Teekay Corporation remains the owner, directly or indirectly, of a minimum of 50 per cent (50%) of the voting rights in Teekay GP LLC; or

(ii)	(where all management powers over the business and affairs of TGP become vested exclusively in the board of directors of TGP), Teekay Corporation remains the owner, directly or indirectly, of a minimum of fifty per cent (50%) of the voting rights to elect the members of that board of directors; and

(b)	in relation to the Borrower, Malt LNG, Malt Transport, or any Vessel Owner, there is no change in the legal or beneficial ownership of any such company from that advised to the Agent at the date of this Agreement without the Agent’s prior written consent (acting on the instructions of the Majority Lenders).

12.3.16	Change of business The Borrower shall not, and shall procure that none of the other Security Parties (save for the Guarantors) shall, without the prior written consent of all Lenders, make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

12.3.17	No loans or other financial commitments The Borrower shall not, and shall procure that no Vessel Owner shall, make any loan nor enter into any guarantee and indemnify or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for the Loan, unsecured Financial Indebtedness subordinated to the Loan and, in the case of the Vessel Owners, loans or guarantees made in the ordinary course of business in connection with the charterparty, operation or repair of its Vessel.

12.3.18	Dividends The Borrower shall not (and will procure that the Vessel Owners shall not) pay any dividends or make other distributions to its shareholders at any time after the occurrence of an Event of Default which remains unremedied and unwaived.

12.3.19	Transfer of assets The Borrower shall not, and shall procure that no other Security Parties (other than the Corporate Guarantors and Scarlet LNG) shall, sell or transfer any of its material assets other than:

(a)	on arm’s length terms to third parties where the net proceeds of sale are used as a prepayment hereunder; or

(b)	on arm’s length terms to its Affiliates, which are and remain members of a Group.

12.3.20	Accounts The Borrower shall, and shall procure that the Vessel Owners shall, throughout the Facility Period, maintain, in the case of the Borrower, the Earnings Account and, in the case of the Vessel Owners, the Vessel Earnings Accounts with the Account Holder free of Encumbrances and rights of set off other than those created by or under the Finance Documents. The Borrower shall procure that all Earnings and any Requisition Compensation are credited to the Vessel Earnings Accounts.

12.3.21	Mergers The Borrower shall not, and shall procure that no Vessel Owner shall, enter into any amalgamation, demerger, merger or corporate restructuring.

12.3.22	Acquisitions The Borrower shall not, and shall procure that no Vessel Owner shall, make any acquisitions or investments.

12.3.23	Antisocial Forces The Borrower shall not engage, directly or indirectly, in any of the following activities:

(a)	any demand or claim under the threat of or with violence;

(b)	any unreasonable demand or claim under the threat of actions that are not legally permissible; or

(c)	any blackmail or assault, physical or oral; or

(d)	any obstructive activities, including but not limited to disseminating false information or fraudulent activities for the purpose of harming the creditworthiness of the Finance Parties or impeding business of the Finance Parties; or

(e)	any activities that are similar to those described above.

Upon receiving information which provides reasonable certainty that any violation of this covenant has occurred, the Borrower shall immediately: (i) advise the Agent of the occurrence; and (ii) take all actions reasonably necessary to mitigate, correct and report such occurrence, under law or otherwise (such steps may include termination of employment or severance of employment of the individual(s) involved).

12.3.24	Listings The Borrower shall procure that throughout the Facility Period TGP maintains its listing as a publically-traded master limited partnership on the New York Stock Exchange and Marubeni maintains its listing as a corporation on the Tokyo Stock Exchange or, in each case, such other recognised stock exchange reasonably acceptable to the Agent (acting on the instructions of the Majority Lenders).

12.3.25	Application of FATCA The Borrower shall promptly notify the Agent if any Security Party becomes or ceases to be a FATCA FFI or a US Tax Obligor.

12.4	Vessel undertakings

12.4.1	Management of Vessels The Borrower shall ensure that (a) each Vessel is at all times technically and commercially managed by an Approved Manager and (b) at any time that the Approved Manager of the Vessels is not a company controlled by either TGP or Teekay Corp., such Approved Manager provides a written confirmation confirming that, among other things, following the occurrence of an Event of Default which is continuing unremedied and unwaived, all claims of the Approved Manager against a Vessel Owner shall be subordinated to the claims of the Finance Parties under the Finance Documents.

12.4.2	Classification The Borrower shall ensure that each of the Vessels maintains the highest classification required for the purpose of the relevant trade of such Vessel which shall be with a Pre-Approved Classification Society, in each case, free from any overdue recommendations and adverse notations affecting that Vessel’s class.

12.4.3	Certificate of Financial Responsibility The Borrower shall procure that each Vessel Owner shall, if required, obtain and maintain a certificate of financial responsibility in relation to any Vessel which is to call at the United States of America.

12.4.4	Registration The Borrower shall not change or permit a change to the flag of the Vessels during the Facility Period other than to a Pre-Approved Flag or under such other flag as may be approved by the Agent acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed.

12.4.5	ISM and ISPS Compliance The Borrower shall ensure that the relevant Company complies in all material respects with the ISM Code and the ISPS Code or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that the Company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of each Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of each Vessel, and the Borrower shall promptly, upon request, supply the Agent with copies of the same.

12.4.6	Valuations The Borrower will deliver to the Agent (at its own cost) a Valuation of each Vessel (i) at least once in every six (6) month period throughout the Facility Period and (ii) following the occurrence of an Event of Default which is continuing unremedied and unwaived, on such other occasions as the Agent may request (acting on the instructions of the Majority Lenders).

12.4.7	Chartering The Borrower shall procure that during the Facility Period no Vessel Owner shall, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), take any vessel on charter or other contract of employment (nor agree to do so).

12.4.8	Amendments to Charters Except for non-material amendments or amendments in the ordinary course of day to day operations, the Borrower will procure that none of the Charters are amended or varied without the prior written consent of the Agent (acting on the reasonable instructions of the Majority Lenders).

12.4.9	Insurance The Borrower shall ensure that each of the Vessels is insured in accordance with the provisions set out in the Assignments.

12.4.10	Maintenance The Borrower shall ensure that each of the Vessels shall be maintained in good and safe condition and with all registered surveys carried out when due.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1

Borrower’s Failure to Pay under this Agreement The Borrower fails to pay any amount due from it under this Agreement at the time, in the currency and otherwise in the manner specified herein provided that, if the Borrower can demonstrate to the reasonable satisfaction of the Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error by the Agent or an error in the banking system or a Disruption Event, such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Business Days of the date on which it actually fell due under this Agreement; or

13.1.2	Misrepresentation any representation or statement made by any Security Party in any Finance Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same would be reasonably likely to give rise to a Material Adverse Effect; or

13.1.3	Specific Covenants a Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Borrower under Clauses 10.4, 12.3.1, 12.3.3, 12.3.4 or 12.3.15; or

13.1.4	Financial Covenants The Borrower is in breach of the Borrower’s financial covenants set out in Clause 12.2 of this Agreement at any time or TGP is in breach of its financial covenants set out in Clause 3.2 of the TGP Guarantee at any time; or

13.1.5	Other Obligations a Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Finance Document (other than those referred to in Clause 13.1.3 or Clause 13.1.4) and such failure is not remedied within 30 days after the Agent has given notice thereof to the Borrower; or

13.1.6	Cross Default any indebtedness of any Security Party is not paid when due (or within any applicable grace period) or any indebtedness of any Security Party is declared to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness (i) of either Guarantor is equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) of the Borrower is equal to or greater than fifteen million Dollars ($15,000,000) or its equivalent in any other currency; or (iii) of any other Security Party is equal to or greater than ten million Dollars ($10,000,000) or its equivalent in any other currency; or

13.1.7	[This Clause is left intentionally blank.]

13.1.8	Insolvency and Rescheduling a Security Party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or

13.1.9	Winding-up a Security Party files for initiation of formal restructuring proceedings, is wound up or declared bankrupt or takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness; or

13.1.10	Execution or Distress

(a)	any Security Party fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate (i) in respect of either Guarantor equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) in respect of the Borrower equal to or greater than fifteen million Dollars ($15,000,000) or its equivalent in any other currency; or (iii) in respect of any other Security Party, ten million Dollars ($10,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

(b)	any execution, distress, expropriation, attachment or sequestration affects, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of a Security Party in an aggregate amount (i) in respect of either Guarantor equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) in respect of the Borrower equal to or greater than fifteen million Dollars ($15,000,000) or its equivalent in any other currency; or (iii) in respect of any other Security Party, ten million Dollars ($10,000,000) or its equivalent in any other currency other than any execution, distress, expropriation, attachment or sequestration which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution, distress, expropriation, attachment or sequestration to be lifted or released; or

13.1.11	Similar Event any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 13.1.8, 13.1.9 and 13.1.10, or

13.1.12	Repudiation any Security Party repudiates any Finance Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Finance Document; or

13.1.13	Validity and Admissibility at any time any act, condition or thing required to be done, fulfilled or performed in order:

(a)	to enable any Security Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Finance Documents;

(b)	to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding; or

(c)	to make the Finance Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within 30 days after notification from the Agent to the relevant Security Party requiring the same to be done, fulfilled or performed; or

13.1.14	Illegality at any time it is or becomes unlawful for any Security Party to perform or comply with any or all of its obligations under the Security Documents to which it is a party or under a Quiet Enjoyment Agreement or any of the obligations of the Borrower hereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the Agent within thirty (30) days after it has given notice thereof to the relevant Security Party; or

13.1.15	Qualifications of Financial Statements the auditors of the Borrower, a Guarantor or a Vessel Owner qualify their report on any audited consolidated financial statements of the Borrower, a Guarantor or a Vessel Owner in any regard which, in the reasonable opinion of the Agent, has a Material Adverse Effect; or

13.1.16	Conditions Subsequent if any of the conditions referred to in Clause 3.5 is not satisfied within ten (10) days or such other time period specified by the Agent in its discretion; or

13.1.17	Revocation or Modification of consents etc. if any Necessary Authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of a Finance Party in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

13.1.18	Curtailment of Business if the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party suspends or ceases to carry on or disposes (or threatens to suspend or cease to carry on or dispose) of all or a substantial part of its business or assets; or

13.1.19	Reduction of Capital if the Borrower reduces its committed or subscribed capital; or

13.1.20	Notice of termination if either Guarantor or a Vessel Owner gives notice to the Agent to determine its obligations under the relevant Guarantee; or

13.1.21	Environmental Matters

(a)	any Environmental Claim is pending or made against a Vessel Owner or any of a Vessel Owner’s Environmental Affiliates or in connection with a Vessel, where such Environmental Claim has a Material Adverse Effect.

(b)	any actual Environmental Incident occurs in connection with a Vessel, where such Environmental Incident has a Material Adverse Effect; or

13.1.22	Material Adverse Change any event or circumstance occurs that has a Material Adverse Effect; or

13.1.23	Arrest of Vessel any capture, arrest, seizure, confiscation, detention or similar proceeding is commenced against any Vessel in any jurisdiction; or

13.1.24	Loss of Property all or a substantial part of the business or assets of any Security Party is destroyed, abandoned, seized, appropriated or forfeited for any reason, and such occurrence in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders) has or could reasonably be expected to have a Material Adverse Effect.

13.1.25	Sanctions Any Security Party, any Affiliate of any Security Party, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, becomes a Restricted Party.

13.2	Acceleration If an Event of Default is continuing unremedied or unwaived the Agent may (with the consent of the Majority Lenders) and shall (at the request of the Majority Lenders) (as the case may be, as set out in the Deed of Coordination) by notice to the Borrower cancel any part of the Loan not then advanced and:

13.2.1	declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent; and/or

13.2.3	declare the Commitments terminated and the Maximum Amount reduced to zero.

14	Assignment and Sub-Participation

14.1

Lenders’ rights A Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch or Affiliate of that Lender or to any other Lender (or an Affiliate of another Lender) or (subject to the prior written consent of the Guarantors, such consent not to be unreasonably withheld but not to be required at any time after an Event of Default which is continuing unremedied or unwaived) to any other bank or financial institution, or any trust, fund or other entity which is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets, and may grant sub-participations in all or any part of its Commitment in a Tranche. Where the consent of the Guarantors is required, the Guarantors shall be deemed to have given their consent if no express refusal is given within five (5) Business Days.

14.2	Borrower’s co-operation The Borrower will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection including, but not limited to, re-executing any Security Documents (if required); and irrevocably authorises any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub- participation shall take place) all information relating to the Security Parties, the Loan and the Relevant Documents which any Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Lenders generally).

14.3	Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefiting that Lender provided that an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4	Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1	to the extent that that Lender seeks to transfer its rights and obligations, the Borrower (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.4.2	the Borrower (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1; and

14.4.3	the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender provided that the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of five thousand Dollars.

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower and the Lenders a copy of that Transfer Certificate.

14.5	Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrower The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.7	Security over Lenders’ rights In addition to the other rights provided to Lenders under this Clause 14, each Lender may without consulting with or obtaining consent from any Security Party, at any time charge, assign or otherwise create an Encumbrance in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

14.7.1	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

14.7.2	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(a)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Encumbrance for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

15	The Agent and the Lenders

15.1	Appointment

15.1.1	Each Lender appoints the Agent to act as its agent and/or security trustee under and in connection with the Finance Documents.

15.1.2	Each Lender authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.2	Authority Each Lender irrevocably authorises the Agent and the Agent hereby agrees (subject to Clauses 15.5.1, 15.24 and this Clause 15.2):

15.2.1	to execute any Finance Document (other than this Agreement and the Deed of Coordination) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3	acting on the instructions from time to time of the Majority Lenders (save where the terms of any Finance Document expressly provide otherwise) to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document;

15.2.4	acting on the instructions from time to time of the Majority Lenders (save where the terms of any Finance Document expressly provide otherwise) to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document; and

15.2.5	to act as its agent under and in connection with each of the Danish Security Documents and authorises the Agent on behalf of the Lenders:

(a)	to enter into each of the Danish Security Documents;

(b)	to make and accept, on its behalf, all notices, declarations and documents of any kind and to take any and all actions provided for in the Danish Security Documents or howsoever related thereto, as the Agent may consider necessary or desirable in connection with any of the Danish Security Documents, including (without limitation) to give or receive notice of any transfer or assignment by or to such Lender of rights and/or obligations under the Danish Security Documents and this Agreement, in order to perfect or protect the rights of the transferee or assignee pursuant to the Danish Security Documents and its interest in the security created thereunder;

(c)	to amend each of the Danish Security Documents;

(d)	to enforce and/or release (in whole or in part) the security created under each of the Danish Security Documents in its own name and/or on behalf of one or more named Lender (as per agreement with such Security Party) if legally required;

(e)	to exercise all such rights, remedies, powers and discretions (explicitly or implicitly) delegated to or conferred upon the Agent or the Lenders pursuant to the Danish Security Documents (including to receive and hold payments on behalf of the Lenders), together with such powers and discretions as are reasonably incidental thereto; and

(f)	to take such action, as may from time to time be authorised under or in accordance with the Danish Security Documents.

The Agent shall have no duties or responsibilities as agent or as security trustee other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the reasonable opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3	Trust The Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Agent holds the Trust Property on trust for the Finance Parties absolutely (except from Trust Property pursuant to the Danish Security Documents, which is granted directly in favour of the Finance Parties). Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Agent shall be performed and exercised in accordance with this Clause 15.3. The Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as Agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1	the Agent and any attorney, agent or delegate of the Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents other than as a result of its gross negligence or wilful misconduct;

15.3.2	the other Finance Parties acknowledge that the Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the date of this Agreement.

15.4	Required consents

15.4.1	Subject to Clause 15.5 any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties,

15.4.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 15.

15.4.3	Without prejudice to the generality of Clause 15.14.4, the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

15.4.4	No amendment or waiver may be made before the date falling ten (10) Business Days after the terms of that amendment or waiver have been notified by the Agent to the Lenders, unless each Lender is a “FATCA Protected Lender”. The Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Borrower.

15.5	Exceptions

15.5.1	An amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of “Majority Lenders” and “Proportionate Share” in Clause 1.1;

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment under a Tranche, an extension of the Final Availability Date or any requirement that a cancellation of Commitments under a Tranche reduces the Commitments of the Lenders under that Tranche rateably;

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	Clause 2.2, Clause 10.4, Clause 14, this Clause 15 or Clause 23;

(h)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	any Guarantee or Corporate Guarantee;

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Security Documents are distributed; or

(i)	the release of any Guarantee, Corporate Guarantee or of any Encumbrance created or expressed to be created or evidenced by the Security Documents unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of any Encumbrance created or expressed to be created or evidenced by the Security Documents where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

shall not be made, or given, without the prior consent of all the Lenders.

15.5.2	An amendment or waiver which relates to the rights or obligations of the Agent or the MLAs (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the MLAs.

15.5.3	If the Agent or a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Borrower and the Agent accordingly, that amendment or waiver may not be effected without the consent of the Agent or that Lender (as the case may be) provided that no such consent shall be required from that Lender if it is a FATCA Protected Lender.

15.6	Excluded Commitments

If:

15.6.1	any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within twenty (20) Business Days of that request being made; or

15.6.2	any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in Clauses 15.5.1(b), 15.5.1(c) and 15.5.1(e) or other or such a vote within twenty (20) Business Days of that request being made,

(unless, in either case, the Borrower and the Agent agree to a longer time period in relation to any request):

(a)	its Commitment(s) under the relevant Tranche shall not be included for the purpose of calculating the aggregate of the Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of aggregate of the Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

15.7	Replacement of Lender

15.7.1	If:

(a)	any Lender becomes a Non-Consenting Lender (as defined in Clause 15.7.4);

(b)	the Borrower or any other Security Party becomes obliged to repay any amount in accordance with Clause 6.1 or to pay additional amounts pursuant to Clause 17.3, Clause 8.11.1 or Clause 8.6 to any Lender; or

(c)	any FATCA Protected Lender notifies the Agent of a FATCA Event (as defined in Clause 15.8) pursuant to Clause 15.8 (Mandatory repayment and cancellation of FATCA Protected Lender),

then the Borrower may, on ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 14 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 14 for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the relevant Tranche and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

15.7.2	The replacement of a Lender pursuant to this Clause 15.7 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(c)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than thirty (30) Business Days after the date on which that Lender is deemed a Non- Consenting Lender;

(d)	in no event shall the Lender replaced under this Clause 15.7 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(e)	the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 15.7.1 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

15.7.3	A Lender shall perform the checks described in Clause 15.7.2(e) as soon as reasonably practicable following delivery of a notice referred to in Clause

15.7.1	and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

15.7.4	In the event that:

(a)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(c)	Lenders whose Commitments under the relevant Tranche aggregate more than ninety per cent. (90%) of the aggregate of the Commitments under that Tranche (or, if the aggregate of the Commitments under that Tranche have been reduced to zero, aggregated more than ninety per cent. (90%) of the aggregate of the Commitments under that Tranche prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

15.8	Mandatory repayment and cancellation of FATCA Protected Lenders

15.8.1	If on the date falling six (6) months before the earliest FATCA Application Date for any payment by a Security Party to a FATCA Protected Lender (or to the Agent for the account of that Lender), that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that Security Party will, as a consequence, be required to make a FATCA Deduction from a payment to that Lender (or to the Agent for the account of that Lender) on or after that FATCA Application Date (a “FATCA Event”):

(a)	that Lender shall, reasonably promptly after that date, notify the Agent of that FATCA Event and the relevant FATCA Application Date;

(b)	if, on the date falling one month before such FATCA Application Date, that FATCA Event is continuing and that Lender has not been repaid or replaced pursuant to Clause 15.7 (Replacement of a Lender) (other than by reason of that Lender’s failure to comply with its obligations pursuant to Clause 15.7 (Replacement of a Lender)):

(A)	that Lender may, at any time between one month and two weeks before such FATCA Application Date, notify the Agent;

(B)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(C)	the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the last Business Day before the relevant FATCA Application Date.

15.9	Disenfranchisement of Defaulting Lenders

15.9.1	For so long as a Defaulting Lender has any Commitment under the relevant Tranche, in ascertaining:

(a)	the Majority Lenders; or

(b)	whether:

(i)	any given percentage (including, for the avoidance of doubt, unanimity) of the aggregate of the Commitments under that Tranche; or

(ii)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitment under the relevant Tranche will be reduced by the amount of its participation in that Tranche it has failed to make available and, to the extent that that reduction results in that Defaulting Lender’s Commitment in the relevant Tranche being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of (i) and (ii).

15.9.2	For the purposes of this Clause 15.9, the Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

15.10	Replacement of a Defaulting Lender

15.10.1	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 14 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 14 for a purchase price in cash payable at the time of transfer which is either:

(a)	in an amount equal to the outstanding principal amount of such Lender’s participation in the relevant Tranche and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(b)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in (a).

15.10.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 15.10 shall be subject to the following conditions:

(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(c)	the transfer must take place no later than thirty (30) Business Days after the notice referred to in Clause 15.10.1;

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(e)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to 15.10.1 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

15.10.3	The Defaulting Lender shall perform the checks described in Clause 15.10.2 as soon as reasonably practicable following delivery of a notice referred to in Clause 15.10.1 and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

15.11	Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

15.12	Acknowledgement Each Lender acknowledges that:

15.12.1	it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.12.2	it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.12.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.12.4	the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.12.

15.13	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.13.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.13.2	the financial condition of any Security Party; nor

15.13.3	the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.13.4	the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.14	The Agent’s rights The Agent may:

15.14.1	assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.14.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.14.3	rely on any document or notice believed by it to be genuine;

15.14.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.14.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.14.6

refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the

Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.15	The Agent’s duties The Agent shall:

15.15.1	if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.15.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.

15.16	No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.17	Other business The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.18	Indemnity The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Share of the relevant Tranche, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising from the Agent’s gross negligence or wilful misconduct.

15.19	Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.20	Distribution of payments The Agent shall pay promptly to the order of each Lender that Lender’s Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.

15.21	Reimbursement The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.20 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

15.22	Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender’s Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.22 and in Clause 15.23 as the “Excess Amount”) then:

15.22.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.22.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.22.3	the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this Clause 15.22.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.23	Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.22 shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.22.3 shall apply only to the retained amount.

15.24	Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within five (5) Business Days of the Agent’s request (which request must be in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. Nothing in this Clause 15.24 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.24.

15.25	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.26	“Know your customer” checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.27	Resignation

15.27.1	Subject to a successor being appointed in accordance with this Clause 15.27, the Agent may resign at any time without assigning any reason by giving to the Borrower and the Lenders notice of its intention to do so, in which event the following shall apply:

(a)	with the consent of the Borrower not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived) the Lenders may within thirty (30) days after the date of the notice from the Agent appoint a successor to act as agent or, if they fail to do so with the consent of the Borrower, not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived), the Agent may appoint any other bank or financial institution as its successor;

(b)	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the Lenders;

(c)	the Agent shall thereupon be discharged from all further obligations as agent but shall remain entitled to the benefit of the provisions of this Clause 15;

(d)	the successor of the Agent and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement; and

(e)	the successor of the Agent shall sign a deed of accession to adhere to the terms of the Deed of Coordination.

15.27.2	The Agent shall resign and the Majority Lenders (after consultation with the Borrower) shall appoint a successor Agent in accordance with clause 15.27 if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)	the Agent fails to respond to a request under clause 8.13 and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Agent pursuant to clause 8.13 indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

15.28	Replacement of the Agent

15.28.1	After consultation with the Borrower, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

15.28.2	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its function as Agent under the Finance Documents.

15.28.3	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 15.28.2 but shall remain entitled to the benefit of this Clause 15 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

15.28.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

15.29	No fiduciary relationship Except as provided in Clauses 15.3 and 15.20, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

15.30	No other Duties Notwithstanding anything to the contrary hereunder, neither the Bookrunners nor the MLAs nor the Documentation Agent shall have any powers, duties or responsibilities under any of the Finance Documents, except in their respective capacities, as applicable, as the Agent or a Lender.

16	Set-Off

A Finance Party may set off any matured obligation due from the Borrower under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

17	Payments

17.1	Payments Subject always to the terms of the Deed of Coordination, each amount payable by the Borrower under a Finance Document shall be paid to such account at such bank as the Agent may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2	No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document shall, subject only to Clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3

Grossing-up If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made under a Finance Documents, the Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4	Evidence of deductions If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5	Rebate If the Borrower pays any additional amount under Clause 8.11 or Clause 17.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by the Borrower, that Finance Party shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this Clause 17.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations.

17.6	Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.7	Control Account The Agent shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower’s obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.7 and those entries will, in the absence of manifest error, be conclusive and binding.

17.8	Impaired Agent

17.8.1	If, at any time, the Agent becomes an Impaired Agent, a Security Party or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 17.1 may instead either:

(a)	pay that amount direct to the required recipient(s); or

(b)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest- bearing account held with an Acceptable Bank in relation to which no Insolvency Event has occurred and is continuing, in the name of the Security Party or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

17.8.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

17.8.3	A Party which has made a payment in accordance with this Clause 17.8 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

17.8.4	Promptly upon the appointment of a successor Agent in accordance with Clause 15.28, each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to Clause 17.8.5) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 15.20.

17.8.5	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(a)	it has not given an instruction pursuant to Clause 17.8.4; and

(b)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

18	Notices

18.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter or (subject to Clause 18.6) electronic mail.

18.2	Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1	in the case of the Borrower, c/o Teekay Shipping (Canada) Ltd Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2 (fax no: + 1 604 681 3011) marked for the attention of Renee Eng, Manager Treasury with a copy to Marubeni, Ship Dept. II, LNG Carrier Sec., 4-2, Ohtemachi 1-chome, Chiyoda-ku, Tokyo 100-8088, Japan (fax no.: +81 332 827 048) marked for the attention of the General Manager;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1; and

18.2.3	in the case of the Agent at 200 Park Avenue, New York, NY 10166-0396, U.S.A. (fax no: +1 212 681 3900) marked for the attention of Evan Uhlick;

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

18.3.3	if by way of electronic mail, in accordance with Clause 18.6;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrower shall be sent through the Agent.

18.4	Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.6	Electronic communication

18.6.1	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrower and the relevant Finance Party:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

18.6.2	Any electronic communication made between the Borrower and the relevant Finance Party will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrower to a Finance Party only if it is addressed in such a manner as the Finance Party shall specify for this purpose.

19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1	Further Assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

21.2

Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law,

21.3	Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

21.4	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.5	Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement (other than those parties benefitting from the indemnities in Clause 8.5) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

22	Confidentiality

22.1	Confidential Information Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 22.2 and Clause 22.3, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

22.2	Disclosure of Confidential Information Any Finance Party may disclose:

22.2.1	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 22.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

22.2.2	to any person:

(a)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as agent or security trustee and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(b)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(c)	appointed by any Finance Party or by a person to whom Clause 22.2.2(a) or 22.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 22.2.2(a) or 22.2.2(b);

(e)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 14.7;

(h)	who is a Party; or

(i)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(i)	in relation to Clauses 22.2.2(a), 22.2.2(b) and 22.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)	in relation to Clause 22.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)	in relation to Clauses 22.2.2(e), 22.2.2(f) and 22.2.2(g), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such

Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

22.2.3	to any person appointed by that Finance Party or by a person to whom Clause 22.2.2(a) or 22.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 22.2.3 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking.

22.3	Disclosure to numbering service providers

22.3.1	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Security Parties the following information:

(a)	names of Security Parties;

(b)	country of domicile of Security Parties;

(c)	place of incorporation of Security Parties;

(d)	date of this Agreement;

(e)	Clause 23;

(f)	the names of the Agent and the MLAs;

(g)	date of each amendment and restatement of this Agreement;

(h)	amount of the Loan;

(i)	currencies of the Loan;

(j)	type of Loan;

(k)	ranking of the Loan;

(l)	Final Availability Date for the Loan;

(m)	changes to any of the information previously supplied pursuant to (a) to (I); and

(n)	such other information agreed between such Finance Party and that Security Party,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

22.3.2	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Security Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

22.3.3	The Borrower represents that none of the information set out in Clauses 22.3.1(a) to 22.3.1(n) is, nor will at any time be, unpublished price- sensitive information.

22.3.4	The Agent shall notify the Borrower and the other Finance Parties of:

(a)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Loan and/or one or more Security Parties; and

(b)	the number or, as the case may be, numbers assigned to this Agreement, the Loan and/or one or more Security Parties by such numbering service provider.

23	Law and Jurisdiction

23.1	Governing law This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

23.2	Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (b) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

23.3	Alternative jurisdictions Nothing contained in this Clause 23 shall limit the right of the Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

23.4	Waiver of objections The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 23, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

23.5	Waiver of punitive damages To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Finance Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of or in connection with, or as contemplated hereby, the transactions contemplated hereby, the Loan or the use of the proceeds thereof.

23.6	Waiver of Jury Trial EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MIGHT HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 23.

23.7	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

23.7.1	irrevocably appoints Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

23.7.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

Schedule 1	The Lenders and the Commitments

Part I - Tranche A

The Lenders	The Commitments (US$)	The Proportionate Share

DNB Bank ASA, Grand Cayman Branch	44,032,000	13.9%
200 Park Avenue,
New York,
NY 10166-0396,
U.S.A.
Attn: Evan Uhlick
Fax: +1 212 681 3900

ABN AMRO Capital USA LLC	44,032,000	13.9%
17th Floor
100 Park Avenue
NY 10017
New York
United States of America
Attn: Lilia Engelsbel-Sporysheva
Fax: +1 917 284 6697

Citibank, N.A., London Branch	35,500,000	11.2%
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom
Attn: Paul Gibbs
Fax: +44 207 942 7512

ING Bank N.V., London Branch	44,032,000	13.9%
60 London Wall
London EC2M 5TQ
England
Attn: Bernadette Smailes
Email: Bernadette.Smailes@uk.ing.com
Tel: +44 20 7767 6654
Fax: +44 20 7767 7324

DVB Bank America N.V.	44,032,000	13.9%
Zeelandia Office Park
Kaya W.F.S. Mensing 14
Willemstad
Curacao
Attn: Execution Team
Fax: +599 9 465 2366
Email: d-execution-curacao@dvbbank.com
Telephone: +599 9 431 8736
with a copy to:
DVB Bank SE
c/o DVB Transport (US) LLC
609 Fifth Avenue, 5th Floor
New York,
New York 10017
Attn: Jurek Bochner
Fax: +212-588-0424
Email: iurek.bochner@dvbbank.com
Telephone: +212-858-2609

Danish Ship Finance A/S
Sankt Annae Plads 3	35,500,000	11.2%
DK-1250 Copenhagen K
Denmark
Attn: Christian Behnke / Loan Administration
Fax: +45 33 33 96 66

SGBT Asset Based Funding S.A.
15, Boulevard Prince Henri,	25,000,000	7.9%
L-1724 Luxembourg
Attn: Yves Cacclin
Fax: (352) 27 20 43 19
Email: yves.cacclin@sgbtabf.lv

Development Bank of Japan Inc.	44,032,000	13.9%
Otemachi Financial City
South Tower
9-6, Otemachi 1-chome,
Chiyoda-ku
Tokyo 100-8178
Japan
Attn: Corporate Finance Department,
Division 4
Fax: +81-3-3720-2475

	316,160,000	100%

Part II - Tranche B

The Lenders	The Commitments (US$)	The Proportionate Share

Mizuho Bank, Ltd.	97,280,000	33.33%
Bracken House
One Friday Street
London
EC4M 9JA
United Kingdom
Attn: Akihiro Okajima
Fax no: +44 207 012 4910

Bank of Tokyo-Mitsubishi UFJ (Holland) N.V.	97,280,000	33.33%
World Trade Centre
Tower D,
Strawinskylaan 565
1077 XX Amsterdam
The Netherlands
Attn: Mr. Taro Machida / Ms. Sumie Sato
Fax no: +31-(0)20-679-3066

Sumitomo Mitsui Trust Bank, Limited	48,640,000	16.66%
155 Bishopsgate
London
EC2M 3XU
United Kingdom
Attn: Mr. Daisuke Fukawa/Mr. Masahiro
Suzuki
Fax no: +44 207 945 7177

Mitsubishi UFJ Trust and Banking Corporation	48,640,000	16.66%
24 Lombard Street
London
EC3V 9AJ
United Kingdom
Attn: Mr. Shinsuke Matsuoka
Fax no: +44 207 621 1276

	291,840,000	100%

Schedule 2	Conditions Precedent and Subsequent

Part I:

Conditions precedent to service of Drawdown Notice

1	Security Parties

(a)	Constitutional Documents Copies of the constitutional documents of each of the Borrower, TGP, Teekay Lux and Scarlet LNG together with such other evidence as the Agent may reasonably require that each of the Borrower, TGP, Teekay Lux and Scarlet LNG is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party and in respect of Marubeni, a copy of the Articles of Incorporation (Teikan) (certified by Marubeni as being a true copy of the original).

(b)	Certificates of good standing A certificate of good standing in respect of each of the Borrower, TGP, Teekay Lux and Scarlet LNG (if available).

(c)	Board resolutions A copy (or extract) of a resolution of the board of directors of the Borrower, TGP, Teekay Lux and Scarlet LNG (or its sole member or general partner) and, in the case of Marubeni, a certificate signed by a general manager of its legal department:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents; and

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Shareholder resolutions If required by any legal advisor to the Agent, a copy of a resolution signed by all the holders of the issued shares in each of the Borrower, TGP, Teekay Lux and Scarlet, approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party.

(e)	Officer’s certificates A certificate of a duly authorised officer or representative of each of the Borrower, TGP, Teekay Lux and Scarlet LNG certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement, setting out the names of its directors and officers (or its sole member), setting out the proportion of shares held by each shareholder, and confirming that its borrowing and guaranteeing limits will not be exceeded. In respect of Marubeni, a certified copy of the commercial register (Shogyo Tokibo Tohon) or a certificate of full particulars of company registration (Rirekijiko (Genzaijiko) Zenbushomeisho) (issued within three months of the date of this Loan Agreement) and a seal certificate of the Representative Director (Inkan Shomeisho) issued within three months of the date of this Loan Agreement.

(f)	Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of each of the Borrower, TGP, Teekay Lux and Scarlet LNG under which any documents are to be executed or transactions undertaken by the Borrower, the Guarantors, Teekay Lux and Scarlet LNG and in respect of Marubeni if the Marubeni Corporate Guarantee is to be executed by an attorney in fact, the relevant original power of attorney signed by the Representative Director (Ininjo).

(g)	Shareholders Agreement A copy of the Shareholders Agreement.

2	Security and related documents

(a)	Finance Documents This Agreement, the Corporate Guarantees, the Deed of Coordination, the Negative Pledges and any Fee Letter, together with all other documents required by any of them.

(b)	Structure Chart A certified copy of the Structure Chart.

3	Legal opinions

(a)	Legal opinions of the legal advisers to the Lenders in each relevant jurisdiction in relation to those documents listed in paragraph 2(a) of this Schedule 2 Part 1, namely

(i)	an opinion on matters of English law from Stephenson Harwood LLP;

(ii)	an opinion on matters of Marshall Island law from Watson, Farley & Williams LLP, New York;

(iii)	an opinion on matters of Luxembourg law from Arendt & Medernach; and

(iv)	an opinion on matters of Dutch law from De Brauw Blackstone Westbroek; and

(v)	an opinion on matters of Japanese law from The Tokyo-Marunouchi Law Office.

(b)	In relation to the other Finance Documents, confirmation satisfactory to the Agent that legal opinions substantially in the form provided to the Agent prior to the acceptance of the Drawdown Notice will be given promptly following disbursement of the Loan, namely.

(i)	an opinion on matters of English law from Stephenson Harwood LLP;

(ii)	an opinion on matters of Marshall Islands law from Watson, Farley & Williams LLP, New York;

(iii)	an opinion on matters of Danish law from Kromann Reumert; and

(iv)	an opinion on matters of Bahamas law firm Lennox Patton.

4	Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 23.7 and any process agent appointed under any Finance Document executed pursuant to paragraph 2(a) above has accepted its appointment.

(c)	Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 and Clause 9 have been paid or will be paid by the Drawdown Date.

(e)	“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(f)	Ownership of Borrower Evidence that the Borrower is owned as to 52% by TGP and as to 48% by Marubeni.

(g)	Other Such other documents, authorisations, opinions and assurances as the Agent may specify.

(h)	Financial Statements Certified true copies of the most recent audited consolidated financial statements of TGP and each Vessel Owner (unless such Vessel Owner has only recently been incorporated).

Part II A:

Conditions precedent to the Drawdown Date

1	Security Parties

(a)	Constitutional Documents Copies of the constitutional documents of each Vessel Owner and Malt Transport together with such other evidence as the Agent may reasonably require that each Vessel Owner and Malt Transport is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificate of good standing A certificate of good standing in respect of each Vessel Owner and Malt Transport (if such a certificate can be obtained).

(c)	Board resolutions A copy (or extract) of a resolution of the board of directors of each Vessel Owner and Malt Transport:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents; and

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)	Shareholder resolutions If required by any legal advisor to the Agent, a copy of a resolution signed by all the holders of the issued shares in each Vessel Owner and Malt Transport, approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party.

(e)	Officer’s certificate A certificate of a duly authorised officer or representative of each Vessel Owner and Malt Transport certifying that each copy document relating to it specified in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Drawdown Date, setting out the names of its directors and officers, setting out the proportion of shares held by each shareholder, and confirming that its borrowing and guaranteeing limits will not be exceeded.

(f)	Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of each Vessel Owner and Malt Transport under which any documents are to be executed or transactions undertaken by each Vessel Owner and the Pledgor.

2	Security and related documents

(a)	Vessel Documents In respect of each Vessel photocopies, certified as true, accurate and complete by a duly authorised representative of the relevant Vessel Owner, of any Charter and Management Agreement (in each case with all addenda, amendments and supplements).

(b)	Evidence of Vessel Owners’ title Evidence that on the Drawdown Date (i) each Vessel is at least provisionally registered under the flag stated in Schedule 3 in the ownership of the relevant Vessel Owner and (ii) each Mortgage will be capable of being immediately registered against the relevant Vessel with first priority.

(c)	Evidence of insurance Evidence that each Vessel is Insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)	Confirmation of class Certificates of Confirmation of Class for hull and machinery confirming that each Vessel is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society.

(e)	Managers’ confirmation The written confirmation of the Approved Manager that, throughout the Facility Period unless otherwise agreed by the Agent, it will remain the commercial and technical managers of the Vessels and that it will not, without the prior written consent of the Agent, subcontract or delegate the commercial or technical management of the Vessels to any third party and confirming that, following the occurrence of an Event of Default, all claims of the Approved Manager against a Vessel Owner shall be subordinated to the claims of the Finance Parties under the Finance Documents.

3	Other documents and evidence

(a)	Existing Loan Agreements Evidence satisfactory to the Agent that on or prior to the Drawdown Date the Existing Loan Agreements will be repaid in full and that any Security Documents (as defined in either of the Existing Loan Agreements) will have been released and discharged.

(b)	Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(c)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 and Clause 9 have been paid by, or will have been paid on, the Drawdown Date.

Part II B:

Conditions precedent to the Drawdown Date

1	Security Parties

(a)	Ratification a ratification by the Borrower (in its capacity as shareholder of Methane Spirit LLC and Membrane Shipping Limited) of the conditions provided by Malt Transport under Part II A of this Schedule 2.

(b)	Officer’s certificate a certificate of a duly authorised officer or representative of Methane Spirit LLC and Membrane Shipping Limited certifying that the Borrower is its new shareholder.

2	Security documents

(a)	Finance Documents The Share Pledges, the Vessel Owner Guarantees, the Mortgages, the Deeds of Covenants and the Assignments, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(b)	Charterers’ consent The written consent of Yemen LNG Company Limited to the assignment of the Charter in respect of each of m.v. “ARWA SPIRIT” and m.v. “MARIB SPIRIT”.

3	Legal opinions

Legal opinions of the legal advisers to the Lenders in each relevant jurisdiction in relation to those documents listed in paragraph 2(a) of this Schedule 2 Part II B, namely

(a)	an opinion on matters of English law from Stephenson Harwood LLP;

(b)	an opinion on matters of Marshall Island law from Watson, Farley & Williams LLP, New York;

(c)	an opinion on matters of Danish law from Kromann Reumert;

(d)	an opinion on matters of Bahamas law from Lennox Patton.

4	Process agent

Evidence that any process agent appointed under any Finance Document executed pursuant to paragraph 2 (a) above has accepted its appointment.

Part III:

Conditions subsequent to the Drawdown Date

1	Evidence of Vessel Owners’ title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag of each Vessel stated in Schedule 3 confirming that each Vessel is permanently registered under that flag in the ownership of the relevant Vessel Owner.

2	Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the relevant Security Documents.

4	Legal Opinions Such of the legal opinions specified in Part II of Schedule 2 as have not already been provided to the Agent.

5	Companies Act registrations Evidence that the prescribed particulars of the relevant Security Documents have been delivered to the Registrar of Companies of England and Wales and/or (as appropriate) the Danish Register for Persons within the statutory time limit.

6	Quiet Enjoyment Agreements The original of each Quiet Enjoyment Agreement duly signed by the relevant counterparty together with such evidence of authority of the signatory of each Charterer to sign the relevant Quiet Enjoyment Agreement as the Agent may require.

Schedule 3	The Vessels

Vessel Name	Flag	Registered Owner on closing [where incorporated]	Shareholder on closing

“MAGELLAN SPIRIT”	Denmark (DIS)	Magellan Spirit ApS [Danish]	100% Malt LNG Transport ApS

“MARIB SPIRIT”	Marshall Islands	Membrane Shipping Limited [Marshall Islands]	100% Borrower

“ARWA SPIRIT”	Marshall Islands	Membrane Shipping Limited [Marshall Islands]	100% Borrower

“METHANE SPIRIT”	Bahamas	Methane Spirit LLC [Marshall Islands]	100% Borrower

Schedule 4	Form of Drawdown Notice

To: DNB Bank ASA, New York Branch

From: Malt LNG Netherlands Holdings B.V.

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Agreement dated              2013 made between, amongst others, ourselves and yourselves (the “Agreement”),

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance the Loan in the sum of [                                        ] on              2013, which is a Business Day, by paying the amount of the advance to [specify account details].

We warrant that the representations and warranties contained in Clause 11 of the Agreement are true and correct at the date of this Drawdown Notice and (save those contained in Clauses 11.2 and 11.21) will be true and correct on              2013, that no Default has occurred and is continuing, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

Yours faithfully

For and on behalf of
[ ]

Schedule 5	Form of Transfer Certificate

To: DNB Bank ASA, New York Branch

[date]

Transfer Certificate

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the “Loan Agreement”) dated [            ] 2013, on the terms and subject to the conditions of which a secured loan facility was made available to [                    ], by a syndicate of banks on whose behalf you act as agent and security trustee.

1	Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2	The Transferor:

2.1	confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2	requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3	The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6	Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7	The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8	The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2	support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate shall be governed by and interpreted in accordance with English law.

The Schedule

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

DNB Bank ASA, New York Branch as Agent

By:

Date:

Schedule 6	Form of DSCR Compliance Certificate

To:	DNB Bank ASA, New York Branch

From:	[ ]

Dated:

Dear Sirs

US$608,000,000 secured loan facility agreement dated [            ] 2013 (“Agreement”)

I am an authorised officer of the Borrower with due authority to provide this DSCR Compliance Certificate.

1	I refer to Clause 12.2 (Financial Covenants) of the Agreement. This is a DSCR Compliance Certificate.

2	This DSCR Compliance Certificate is given in respect of the following DSCR Computation Date [ ].

3	I confirm that the following calculations relating to the DSCR in respect of [insert date] are:

Particulars

Forward looking EBITDA

(i) Contracted Fixed Cash Flow for Vessels on fixed employment	[	]

[list Vessels]

(ii) Anticipated Fixed Cash Flow for Vessels not on fixed employment	[	]

[list Vessels]	[	]

Total

Debt Service	[	]

Therefore the condition contained in Clause 12.2.1 of the Agreement [has/has not] been complied with in respect of the Relevant Period.

Signed:

Director

Schedule 7	Repayment Schedules

Tranche A

Repayment No.	Scheduled Instalments (US$)	Outstanding Amount (US$)
		316,160,000
1	8,320,000	307,840,000
2	8,320,000	299,520,000
3	8,320,000	291,200,000
4	8,320,000	282,880,000
5	8,320,000	274,560,000
6	8,320,000	266,240,000
7	8,320,000	257,920,000
8	8,320,000	249,600,000
9	6,500,000	243,100,000
10	6,500,000	236,600,000
11	6,500,000	230,100,000
12	6,500,000	223,600,000
13	5,850,000	217,750,000
14	5,850,000	211,900,000
15	5,850,000	206,050,000
Balloon	206,050,000

Tranche B

Repayment No.	Scheduled Instalments (US$)	Outstanding Amount (US$)
		291,840,000
1	7,680,000	284,160,000
2	7,680,000	276,480,000
3	7,680,000	268,800,000
4	7,680,000	261,120,000
5	7,680,000	253,440,000
6	7,680,000	245,760,000
7	7,680,000	238,080,000
8	7,680,000	230,400,000
9	6,000,000	224,400,000
10	6,000,000	218,400,000
11	6,000,000	212,400,000
12	6,000,000	206,400,000
13	5,400,000	201,000,000
14	5,400,000	195,600,000
15	5,400,000	190,200,000
Balloon	190,200,000

Schedule 8	Letter of Quiet Enjoyment

To: [—]

[—] 2013

Dear Sirs,

Re: [—] (the “Vessel”)

We refer to:

(A)	the time charter dated [ ] (as amended, supplemented or otherwise modified from time to time, the “Charter”) made between [—] (the “Owner”) and [ ] (the “Charterer”) in respect of the Vessel;

(B)	a facility agreement dated [—] 2013 (the “Facility Agreement”) made between, inter alios, (i) Malt LNG Netherlands Holdings B.V. as borrower (the “Borrower”), (ii) us as facility agent and as security trustee (in such capacity as, the “Security Trustee”) and (iii) the banks and financial institutions listed in the schedule therein as lenders (the “Lenders”);

(C)	as security for the Borrower’s obligations under the Facility Agreement, a first priority mortgage over the Vessel executed by [ ] (the “Owner”) in favour of the Security Trustee (the “Mortgage”); and;

(D)	as security for the Borrower’s obligations under the Facility Agreement, a security agreement which contains the first priority assignment of Owner’s rights under the Charter, in favour of the Security Trustee (the “Security Agreement”).

5	References in this Letter to the Charter, or to the Facility Agreement, the Mortgage and the Security Agreement (together the “Finance Documents”), shall include such documents as amended, supplemented or varied from time to time. References to paragraphs are to paragraphs of this Letter.

6	The Security Trustee confirms that it has received a copy of the Charter.

7	Charterer hereby consents to the creation of the Mortgage and the Security Agreement in favour of the Security Trustee for the purposes of Clauses [ ] and [ ] of the Charter.

8	The Security Trustee undertakes for itself and on behalf of the Lenders not, without Charterer’s prior written consent, but subject as provided in this Letter and subject to this undertaking expiring on the expiry of the charter period, to:

(a)	issue any arrest, detention or similar proceedings against the Vessel in any jurisdiction; or

(b)

exercise any power of sale or other disposal of the Vessel or of foreclosure of the Vessel to which the Security Trustee may be entitled or make any application for the sale of the Vessel or any share therein in any part of the world whether by public auction or private treaty or otherwise (excluding, for the avoidance of doubt, any other steps taken (i) pursuant to the Finance Documents which do not amount to any of the foregoing in relation to the Vessel and which are not otherwise prohibited by this paragraph 4 or (ii) solely to protect, but not enforce, the Lenders’ rights in any arrest proceedings or applications for sale made against the Vessel by any third parties, but only insofar as any such proceedings or applications are continuing and not permanently stayed, and subject to the condition that the Security Trustee shall cease any such action upon the relevant proceedings or application being permanently stayed (and release any arrest, or caveat against release, upon the relevant third party arrest being released) and the Security Trustee shall notify Charterer in writing promptly upon taking or ceasing any such action referred to in clause (i) or (ii) above); or

(c)	take possession of the Vessel; or

(d)	appoint a receiver in respect of the Vessel; or

(e)	exercise against the Vessel any right or remedy which would diminish, prejudice or interfere with Charterer’s rights, options, benefits or privileges under the Charter or otherwise interfere with the quiet use and enjoyment of the Vessel by Charterer under the Charter; or

(f)	take any step to wind up, liquidate, or place in administration or receivership Owner nor commence or continue any analogous proceedings in any jurisdiction (excluding, for the avoidance of doubt, proving in a liquidation commenced by any third party, but only insofar as any such proceedings are continuing and not permanently stayed, and subject to the condition that the Security Trustee shall cease any such action upon the relevant proceedings being permanently stayed and the Security Trustee shall notify Charterer in writing promptly upon taking or ceasing any such action);

SUBJECT ALWAYS:

(i)	to there having occurred no event under the Charter (a “Charterer’s Termination Event”) in consequence of which Owner is entitled to terminate the Charter in accordance with its terms including, without limitation, withdrawal of the Vessel from the Charter by Owner for non-payment of hire;

(ii)	to the Vessel not having become an actual, agreed, arranged or constructive total loss and being no longer available to Owner;

9	The Security Trustee agrees that, unless Charterer is no longer entitled to the use and quiet enjoyment of the Vessel under paragraph 4 above, if the Security Trustee enforces or exercises its rights pursuant to the Finance Documents in accordance with the terms thereof, the Security Trustee may only sell or transfer the Vessel (a “Permitted Transfer”) in accordance with the following:

(a)	The rights of Charterer under the Charter shall be unaffected by such Permitted Transfer; and

(i)	before the Permitted Transfer, if Owner’s rights as “Owner” under the Charter are to be assigned or transferred to a third party, such third party (the “Substitute”) has assumed the rights and obligations of Owner under the Charter; and

(ii)	the Substitute, and any replacement shareholder or technical manager consequent on such Permitted Transfer is acceptable to Charterer acting reasonably.

(b)	Charterer shall give its consent to the proposed Substitute if Charterer is satisfied, acting reasonably, that the validity and enforceability of the Charter will not in any way be prejudiced, and if that Substitute [(not being a competitor of the Charterer)] has such (i) legal capacity, (ii) technical competence, (iii) experience and proven track record in the operation of LNG carriers, and (iv) financial capability, as are reasonably required to become a party to, and to perform the obligations of the Owner under, the Charter, and, provided that (but without prejudice to such Substitute’s ability to meet the foregoing criteria in other circumstances):

(i)	arrangements concluded with third parties by the proposed Substitute shall be taken into account in evaluating its technical competence, experience and proven track record and financial capability; and

(ii)	in the case of any proposed Substitute which is an affiliate of the Security Trustee, evidence that it is controlled by the Security Trustee shall be sufficient evidence of legal capacity and financial capability for the purposes of this paragraph 5(b).

(c)	Owner undertakes not to make any claim against the Vessel and/or Substitute and/or Charterer arising directly from a Permitted Transfer made under this Letter.

(d)	Charterer shall use all reasonable endeavours to co-operate with the Security Trustee in order to effect a Permitted Transfer subject to Charterer not being obliged for this purpose to incur any liability or expense not indemnifiable where reasonably incurred by the Security Trustee or another Finance Party or by another person reasonably acceptable to Charterer.

10	Charterer undertakes that:

(a)

without prejudice to any other rights Charterer may have in respect of any default by Owner of any of its obligations under the Charter, Charterer will not take any enforcement action in respect of or otherwise terminate the Charter without first notifying the Security Trustee in writing and giving the Security Trustee the opportunity to remedy (or procure the remedy of) any default by Owner of any of its obligations under or in connection with the Charter within the relevant period referred to below. Unless the Security Trustee notifies Charterer in writing that it does not wish to exercise any remedy rights, Charterer will not terminate the Charter if the Security Trustee does so remedy (or procure the remedy of) the default within [thirty (30)] days of Charterer giving notice to Owner (copied to the Security

Trustee) of the default by Owner to perform its obligations under the Charter (which cure period shall be extended to [sixty (60)] days if it is demonstrated to the Charterer (acting reasonably) that the Security Trustee is continuing to diligently remedy (or procure the remedy of) the default;

(b)	if the Security Trustee, pursuant to a Permitted Transfer, exercises the power of sale under the Mortgage and/or assigns or transfers the rights of “Owner” under the Charter to the Substitute, Charterer will not terminate the Charter by reason solely of such transfer (without prejudice to any accrued rights). In such circumstances, Charterer agrees that the Substitute shall, with effect from the date of the Permitted Transfer and notwithstanding any other provisions thereof, become a party to the Charter in place of Owner and shall be treated for all purposes as if the Substitute had originally been named a party in place of Owner (without prejudice to any accrued rights);

(c)	upon the Security Trustee’s request, Charterer will enter into such novation agreement as may be necessary to effect the novation of Owner’s rights and obligations under the Charter to the Substitute or a replacement charter with the Substitute on the same terms as the Charter with logical amendments.

11	Notwithstanding anything in the Charter to the contrary, all payments to be made by the Charterer to the Owner under the Charter shall be made in lawful money of the United States, directly to the Security Trustee, for deposit into [(Account No. [?]), at the office of [?] or to such other Person (as defined in the Facility Agreement) and/or at such other address as the Security Trustee may from time to time specify in writing. The Owner hereby authorizes and directs the Charterer to make such payments as aforesaid, and agrees that such payment shall satisfy the Charterer’s obligation to pay such amounts to the Owner under the Charter.

12	The Security Trustee acknowledges that Charterer is not a party to and is not bound by the provisions of any of the Finance Documents.

13	Notwithstanding the above provisions, Owner shall remain liable to perform and discharge all its obligations and liabilities under the Charter and neither the Security Trustee nor any of the Lenders shall be liable to assume or be under any obligation of any kind whatsoever in relation thereto or be under any liability whatsoever in the event of any failure by Owner to perform or discharge any of its obligations and liabilities under the Charter.

14	Owner and Charterer agree that the Vessel will not be used by Owner or Charterer for any trade to or from any country that currently or in the future is the subject of any Sanctions (as defined in the Facility Agreement) or any country that currently or in the future is the subject any sanctions or restrictive measures imposed by the European Union.

15	Each of the parties acknowledges that the terms of this Letter shall (subject to such beneficiary similarly confirming and consenting to the terms of this Letter) be binding upon and enure to the benefit of:

(a)	the successors and assigns of the Charterer under the Charter; and

(b)	the successors and assigns of the Security Trustee and the Lenders.

16	The Security Trustee confirms that it has been duly authorised to issue this Letter on behalf of the Lenders and that its issuance conforms with the Facility Agreement and, without limitation, the agency provisions described therein.

17	The terms of this Letter shall be governed by and construed in accordance with English law and any dispute arising under this Letter shall be decided in the courts of England, to whose jurisdiction the parties agree.

Please acknowledge your receipt of and your agreement to the terms of this Letter by signing the attached copy where indicated and returning it to us.

Each of the parties signing this Letter intends that the agreement constituted by this Letter shall take effect as a deed notwithstanding the fact that a party may only sign this Letter under hand. This deed has been delivered on the date appearing at the top of this Letter.

Yours faithfully,

Executed as a deed for and on behalf of DNB Bank ASA (as Security Trustee on behalf of the Lenders) by [name of signatory].

Address for notices:

[—]

We, Yemen LNG Company Limited as Charterer, hereby confirm our agreement to the provisions of this Letter.

Executed as a deed for and on behalf of Yemen LNG Company Limited (as Charterer under the Charter) by [name of signatory].

We, [—] as the Owner, for the consideration aforesaid, hereby confirm our agreement to the provisions of this Letter.

Executed as a deed for and on behalf of [—] (as Owner) by [name of signatory].

In witness of which the parties to this Agreement have executed this Agreement the day and year first before written.

Signed by Nigel Thomas	)
as duly authorized	)
for and on behalf of	)	/s/ Nigel Thomas
MALT LNG NETHERLANDS HOLDINGS B.V.	)	Attorney in fact
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by Mark Russell	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ Mark Russell
DNB BANK ASA, GRAND CAYMAN BRANCH	)
(as a Tranche A Lender))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
ABN AMRO CAPITAL USA LLC	)
(as a Tranche A Lender))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
CITIBANK, N.A., LONDON BRANCH	)
(as a Tranche A Lender))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
ING BANK N.V., LONDON BRANCH	)
(as a Tranche A Lender))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
DVB BANK AMERICA N.V.	)
(as a Tranche A Lender))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
DANISH SHIP FINANCE A/S	)
(as a Tranche A Lender))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
SGBT ASSET BASED FUNDING S.A.	)
(as a Tranche A Lender))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
DEVELOPMENT BANK OF JAPAN INC.	)
(as a Tranche A Lender))
in the presence of: /s/ David Metzger	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by Yasutaka Iyama	)
as duly authorized	)
for and on behalf of	)	/s/ Yasutaka Iyama
MIZUHO BANK LIMITED	)
(as a Tranche B Lender))
in the presence of: /s/ Akihiro Okujima	)
Akihiro Okujima
One Friday Street, London

Signed by T. Ichikawa & T. Machida	)
as duly authorized	)
for and on behalf of	)	/s/ T. Ichikawa
BANK OF TOKYO MITSUBISHI UFJ	)	Managing Director &
(HOLLAND) N.V.	)	Deputy General Manager
(as a Tranche B Lender))
in the presence of: /s/ M. Sawaya	)	/s/ Taro Machida
M. Sawaya, Senior Manager		T. Machida, Senior Manager
Strawinskylaan 565,
1077 XX Amsterdam

Signed by Totsuji Nishioka	)
as duly authorized	)	/s/ Totsuji Nishioka
for and on behalf of	)
SUMITOMO MITSUI TRUST BANK, LIMITED	)
(as a Tranche B Lender))
in the presence of: /s/ Yasuyuki Ebiko	)
Yasuyuki Ebiko
155 Bishopsgate, London, UK

Signed by Susumu Onoe	)
as duly authorized	)
for and on behalf of	)	/s/ Susumu Onoe
MITSUBISHI UFJ TRUST AND	)
BANKING CORPORATION	)
(as a Tranche B Lender))
in the presence of: /s/ Yasuko Morley	)
Yasuko Morley
24 LOMBARD STREET LONDON EC3V 9AJ

Signed by Mark Russell	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)
DNB BANK ASA, NEW YORK BRANCH	)	/s/ Mark Russell
(as a Tranche A MLA))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
ABN AMRO BANK CAPITAL USA LLC	)
(as a Tranche A MLA))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
ING BANK N.V., LONDON BRANCH	)
(as a Tranche A MLA))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
DVB BANK AMERICA N.V.	)
(as a Tranche A MLA))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
CITIBANK, N.A., LONDON BRANCH	)
(as a Tranche A MLA))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)
DANISH SHIP FINANCE A/S	)	/s/ David Metzger
(as a Tranche A MLA))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
SGBT ASSET BASED FUNDING S.A.	)
(as a Tranche A MLA))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by Tomohiro Takagi	)
as duly authorized	)
for and on behalf of	)	/s/ Tomohiro Takagi
MIZUHO BANK, LTD	)
(as a Tranche B MLA))
in the presence of: /s/ Akihiro Okojima	)
Akihiro Okojima
One Friday Street, London

Signed by Mark Russell	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ Mark Russell
DNB MARKETS INC.	)
(as a Tranche A Bookrunner))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
ABN AMRO CAPITAL USA LLC	)
(as a Tranche A Bookrunner))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
ING BANK N.V., LONDON BRANCH	)
(as a Tranche A Bookrunner))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by Tomohiro Takagi	)
as duly authorized	)
for and on behalf of	)	/s/ Tomohiro Takagi
MIZUHO BANK, LTD	)
(each as a Tranche B Bookrunner))
in the presence of: /s/ Akihiro Okojima	)
Akihiro Okojima
One Friday Street, London

Signed by Mark Russell	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ Mark Russell
DNB MARKETS INC.	)
(as a Structuring Bank))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
ABN AMRO CAPITAL USA LLC	)
(as a Structuring Bank))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by David Metzger	)
as duly authorized	)
for and on behalf of Attorney-in-fact	)	/s/ David Metzger
ING BANK N.V., LONDON BRANCH	)
(as a Structuring Bank))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH

Signed by Mark Russel	)	/s/ Mark Russell
as duly authorized	)
for and on behalf of Attorney-in-fact	)
DNB BANK ASA, NEW YORK BRANCH	)
(as Agent))
in the presence of: /s/ Lucas Griffith Wilkin	)
Lucas Griffith Wilkin
Stephenson Harwood LLP
1 Finsbury Circus, London, EC2M 7SH